UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of Annual Meeting
of Shareholders
to be held December 18, 2012
To the Shareholders of Winnebago Industries, Inc.

The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, December 18, 2012, at 4:00 p.m., Central Standard Time, in Winnebago Industries' South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa, for the following purposes:

1.	to elect two Class I directors to hold office for three-year terms;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending August 31, 2013;

3.	to provide advisory approval of executive compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors of the Company has fixed the close of business on October 9, 2012, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

/s/ Scott C. Folkers
Scott C. Folkers
Secretary
Forest City, Iowa
October 23, 2012

Your Vote Is Important
Whether or not you expect to attend the meeting in person, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

WINNEBAGO INDUSTRIES, INC.
605 West Crystal Lake Road - Forest City, Iowa 50436

FORWARD-LOOKING INFORMATION
Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 25, 2012 (the “2012 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held in our South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa on December 18, 2012, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 23, 2012.
Only holders of Common Stock of record at the close of business on October 9, 2012 will be entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting. At such date, we had outstanding 28,465,850 shares of Common Stock, par value $.50 per share (“Common Stock”) that were eligible to vote. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.
If you have returned your properly signed proxy or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.
If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors, you may vote in favor or against or abstain from the ratification of the appointment of independent registered public accountants, and you may vote in favor or against or abstain from the approval on an advisory basis of the executive compensation disclosed in this Proxy Statement. If you sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for the ratification of the appointment of independent registered public accountants, and for the advisory approval of executive compensation. If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountants is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under NYSE rules, brokers are also not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, unless they have received voting instructions from their customers, brokers may not vote their customers' shares in the following matters to be considered at the Annual Meeting: Item (1): Election of Directors; and Item (3): Proposal For an Advisory Vote on Executive Compensation (the "Say on Pay" Vote).
Directors must be elected by a plurality of the votes cast at the Meeting. This means that the two nominees receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee will still be counted for the purposes of establishing a quorum but will have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast. The ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy. Withheld votes and abstentions with respect to the ratification of the appointment of independent registered public accountants will have the same effect as a vote against the matter.
In addition, while the Board of Directors intends to carefully consider the shareholder votes resulting from the proposal under Item (3): Proposal For an Advisory Vote on Executive Compensation (the "Say on Pay" Vote), the final votes of shareholders will not be binding on the Company, but will be advisory in nature.
We are not now aware of any matters to be presented at the Annual Meeting other than the election of the two nominees described in this Proxy Statement, the ratification of the appointment of independent registered public accountants, and the advisory approval of executive compensation. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.
Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (http://www.eproxy.com/wgo/), (ii) by calling the toll-free telephone number (1-800-560-1965) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and returning the card to us by 12:00 p.m. Central Standard Time on December 17, 2012.
If a proxy card is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting in person or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 17, 2012 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in the printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If no instructions are indicated on a proxy that is signed and received by us, it will be voted: (i) for the election of the two nominees for director named below (Item 1), (ii) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for Fiscal 2013 (Item 2), (iii) for the advisory approval of executive compensation (Item 3), and (iv) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The following table contains information with respect to the ownership of the Common Stock by each person known to us who is the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially	% of Common Stock(1)
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,242,321(2)	11.4%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,946,740(3)	10.4%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,243,477(4)	7.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	1,742,055(5)	6.1%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,491,133(6)	5.3%

(1)	Based on 28,339,894 outstanding shares of Common Stock on October 9, 2012.

(2)
The number of shares owned as of December 31, 2011 according to Amendment No. 11 to Schedule 13G filed with the SEC on January 24, 2012. Royce & Associates, LLC, an investment adviser, is the beneficial owner of all 3,242,321 shares of Common Stock and has sole voting power and sole dispositive power with respect to all shares. The interest of one account, Royce Pennsylvania Mutual Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC amounted to 1,504,450 shares or 5.3% of the total shares outstanding. The information contained in this footnote is derived from information contained in Amendment No. 11 to Schedule 13G filed by Royce & Associates, LLC with the SEC referred to herein.

(3)
The number of shares owned as of December 31, 2011 according to Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2012. T. Rowe Price Associates, Inc. has sole voting power with respect to 914,520 shares and sole dispositive power with respect to all 2,946,740 shares. T. Rowe Price Associates, Inc. serves as the investment adviser of various registered investment companies and investment advisory clients, including T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,010,000 shares of Common Stock reported as beneficially owned by T. Rowe Price Associates, Inc. The information contained in this footnote is derived from information contained in Amendment No. 5 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC referred to herein.

(4)
The number of shares owned as of December 30, 2011 according to Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012. BlackRock, Inc., a parent holding company, is the beneficial owner of all 2,243,477 shares of Common Stock and has sole voting power and sole dispositive power with respect to all shares. The information contained is this footnote is derived from information contained in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. with the SEC referred to herein.

(5)
The number of shares owned as of December 31, 2011 according to Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2012. Franklin Resources, Inc., its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (each holders of more than 10% of the common stock of Franklin Resources, Inc.), reported holdings of the Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that Franklin Advisory Services, LLC has sole voting power with respect to 1,673,555 shares and sole dispositive power with respect to all 1,742,055 shares. The information contained in this footnote is derived from information contained in Amendment No. 4 to Schedule 13G filed by Franklin Resources, Inc. with the SEC referred to herein.

(6)
The number of shares owned as of December 31, 2011 according to Schedule 13G filed with the SEC on February 10, 2012. The Vanguard Group, Inc., an investment adviser, is the beneficial owner of all 1,491,133 shares of Common Stock and has sole voting power with respect to 39,302 shares and sole dispositive power with respect to 1,451,831 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, is the beneficial owner of 39,302 shares of common stock. VFTC directs the voting of and shares dispositive power with The Vanguard Group, Inc. with respect to those shares. The Vanguard Group, Inc. has sole dispositive power of 1,451,831 shares. The information contained in this footnote is derived from information contained Schedule 13G filed by The Vanguard Group, Inc., with the SEC referred to herein.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock at October 9, 2012 for (i) each of our directors and nominee for director, (ii) each person who served as our Chief Executive Officer ("CEO") or Chief Financial Officer ("CFO") during Fiscal 2012, (iii) our three most highly compensated executive officers (other than the CEO and the CFO) who were serving as executive officers at the end of Fiscal 2012 named in the summary compensation table below, (iv) our two most highly compensated executive officers (other than the CEO and the CFO) who were not serving as executive officers at the end of Fiscal 2012 named in the summary compensation table below and (v) all executive officers, directors and nominees for director as a group:

Name	Shares of Common Stock Owned Beneficially at October 9, 2012(1)		% of Common Stock(2)
Irvin E. Aal	52,537	(3)(4)	(5)
Raymond M. Beebe	54,459	(3)	(5)
Robert M. Chiusano	20,838	(4)	(5)
Jerry N. Currie	23,500	(3)	(5)
Lawrence A. Erickson	47,336	(3)(4)	(5)
Robert L. Gossett	49,953	(3)	(5)
Gerald C. Kitch	69,635	(3)(4)	(5)
Daryl W. Krieger	14,784	(3)	(5)
Sarah N. Nielsen	33,238	(3)	(5)
William J. O'Leary	67,815	(3)	(5)
Robert J. Olson	113,610	(3)	(5)
Randy J. Potts	37,803	(3)	(5)
Martha T. Rodamaker	—		—
Mark T. Schroepfer	12,012	(3)	(5)
Directors, nominee and executive officers as a group (17 persons)	607,645	(3)(4)	2.1%

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.

(2)
Based on 28,339,894 outstanding shares of Common Stock on October 9, 2012, together with shares representing the 118,858 Winnebago Stock Units held by directors under our Directors' Deferred Compensation Plan (as defined below) as of October 9, 2012 and 251,243 shares that directors, nominee and executive officers as a group have the right to acquire within 60 days of October 9, 2012 through the exercise of stock options.

(3)
Includes the following shares in which the respective directors, nominee and executive officers, individually and as a group, have the right to acquire within 60 days of October 9, 2012 through the exercise of stock options:

Director/Executive Officer	Exercisable Stock Options
Irvin E. Aal	28,000
Raymond M. Beebe	40,000
Robert M. Chiusano	—
Jerry N. Currie	16,000
Lawrence A. Erickson	14,000
Robert L. Gossett	25,076
Gerald C. Kitch	16,000
Daryl W. Krieger	7,167
Sarah N. Nielsen	12,500
William J. O'Leary	40,000
Robert J. Olson	40,000
Randy J. Potts	12,500
Martha T. Rodamaker	—
Mark T. Schroepfer	—
Total directors, nominee and executive officers (as a group)	251,243

(4)
Includes 19,893, 18,500, 28,457, 48,797, and 1,888 Winnebago Stock Units held by Messrs. Aal, Chiusano, Erickson, Kitch, and Schroepfer, respectively, under our Directors' Deferred Compensation Plan as of October 9, 2012. Pursuant to an election made by each such director on December 14, 2011, the Winnebago Stock Units are accrued under the Company's Directors' Deferred Compensation Plan and are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a “change of control" of the Company, as defined in said plan.

(5)	Less than 1%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, we believe that, during Fiscal 2012, all Reporting Persons complied with all applicable filing requirements, except that due to administrative oversight, a delinquent Form 4 filing for Mr. Olson was made on March 2, 2012 regarding a restricted stock award made in connection with his retirement on February 24, 2012.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure. Our By-Laws and Corporate Governance Policy delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and CEO. This decision is based upon the Board's determination of what is in the best interests of Winnebago Industries and our shareholders, in light of then‑current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.

At the beginning of Fiscal 2012, upon evaluating the then-current facts and circumstances relating to the leadership structure of the Board, the Board believed that the interests of Winnebago Industries and its shareholders were best served by a Board leadership structure that continued to have Robert J. Olson as the Executive Chairman of the Board. This allowed Mr. Potts to continue to settle into his relatively new role as CEO, in addition to being President, while continuing to learn from Mr. Olson about the responsibilities associated with being the next Chairman. Mr. Olson's extensive executive management and leadership experience with Winnebago Industries as the Chairman and former CEO, President, Senior Vice President-Operations and Vice President-Manufacturing, along with his 43 years of experience with Winnebago Industries, strong strategic planning, knowledge of the financial, operations, manufacturing and administrative aspects of the Company, and having demonstrated the highest professional and personal ethics, a commitment to enhancing shareholder value, and good working relationship with other Board members, all made for excellent reasons for his continued leadership of the Board, in addition to assisting Mr. Potts in his preparation for stepping into the role of Chairman in the near future.

Subsequent to this determination by the Board, Mr. Potts was elected to the Board at the December 13, 2011, shareholder meeting. On January 11, 2012, the Board accepted the resignation of Robert J. Olson effective February 24, 2012, and at the same time elected Mr. Potts to the additional position of Chairman of the Board. This returned the leadership structure of the Board to what it had historically been, with the positions of Chairman, CEO and President all residing in the same person. The Board determined that the return to this Board leadership structure was appropriate and in the best interests of the Company, given Mr. Potts' experience as the CEO and President, along with his previous service as Senior Vice President, Strategic Planning; Vice President, Manufacturing; Director of Manufacturing, and as General Manager of Manufacturing Services - a total of 28 years with Winnebago Industries, with strategic planning, manufacturing and administrative skills and experience. As part of the checks and balances on this type of Board leadership, Mr. Potts is subject to oversight and review by the Company's independent directors.

In addition, when the Chairman of the Board is the CEO or a Winnebago Industries employee, we have a designated independent Lead Director (as defined below), selected by directors who are not Winnebago Industries employees ("Non-Employee Directors"), with clearly delineated and comprehensive duties and responsibilities as set forth in our Corporate Governance Policy; this provides us with a strong counterbalancing governance and leadership structure that is designed so that independent Directors exercise oversight of our management ("Management") and key issues related to strategy and risk. In addition, only independent Directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee of the Board; moreover, Non-Employee Directors regularly hold executive sessions of the Board outside the presence of the Chairman and CEO or any other Winnebago Industries employee; the Board's independent Directors also hold executive sessions at least once each year; such executive sessions are led by the Lead Director; and we have established a Shareholder and Other Interested Party Communications Policy for all shareholders and other interested parties.

The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Lead Director. According to the Company's Corporate Governance Policy, when the Chairman of the Board is also the CEO or an employee of the Company, the Non-Employee Directors shall select an independent director to preside or lead at each executive session (the “Lead Director”). The Company's Corporate Governance Policy sets forth the authority, duties and responsibilities of the Board of Directors' Lead Director as follows: convene and chair meetings of the Non‑Employee Directors in executive session at each Board meeting; convene and chair meetings of the independent directors in executive session no less than once each year; preside at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the non-management directors and independent directors; solicit the Non-Employee Directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chairman and CEO and the Non‑Employee Directors; collaborate with the Chairman and CEO in developing the agenda for meetings of the Board and approve such agendas; consult with the Chairman and CEO on information that is sent to the Board; collaborate with the Chairman and the Chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company's By-Laws or the Board.

Committees of the Board. The Board has established standing Audit, Human Resources and Nominating and Governance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter.

Committee
	Audit	Human Resources	Nominating and Governance
Irvin E. Aal (1)	X		Chair
Robert M. Chiusano (1)		X
Jerry N. Currie (1)	X		X
Lawrence A. Erickson (Lead Director) (1)(2)	Chair	X
Gerald C. Kitch (1)		Chair	X
Mark T. Schroepfer (1)	X
Number of meetings in Fiscal 2012	6	6	4
Conducted a self-assessment of its performance	X	X	X

(1)	Determined to be "independent" under listing standards of the NYSE and our Director Nomination Policy (defined below).

(2)	Designated as an "audit committee financial expert" for purposes of Item 407, Regulation S-K under the Securities Act of 1933, as amended.

The principal responsibilities of each of these committees are described below.

•
Audit Committee. Each year, the committee appoints independent registered public accountants to examine our financial statements. It reviews with representatives of the independent registered public accountants the auditing arrangements and scope of the independent registered public accountants' examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountants regarding internal controls. Others in regular attendance at the Audit Committee meeting typically include: the Chairman; the CEO; the CFO; the Vice President, General Counsel and Secretary; the Treasurer/Director of Finance; and the Internal Audit Manager. The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountants or members of our Management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter which is available for review on our Web Site at http://www.winnebagoind.com/governance.html. The Audit Committee annually reviews its written charter and recommends to the Board such changes as it deems necessary. Reference is also made to the “Report of the Audit Committee” herein.

•
Human Resources Committee. The Human Resources Committee's charter, which is available for review on our Web Site at http://www.winnebagoind.com/governance.html, establishes the scope of the committee's duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving any executive employment agreements, severance agreements, and change in control agreements and determining policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); (5) from time to time, reviewing the list of peer group of companies to which we compare ourself for compensation purposes; (6) reviewing and recommending to the Board retainer fees, attendance fees, and other compensation, if any, to be paid to Non-Employee Directors; (7) reviewing and discussing with Management the Compensation Discussion and Analysis section of our Form 10-K and proxy statement; and (8) preparing an annual report on executive compensation for our Form 10-K and proxy statement.

Role of Executive Officers — In Fiscal 2012, the Human Resources Committee delegated authority to designated members of Management to approve employment compensation packages for certain employees, not including the Named Executive Officers (NEOs) (as defined below), under certain circumstances. During Fiscal 2012, Mr. Olson, while Executive Chairman, and Mr. Potts as CEO, recommended to the committee proposals for base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for the other NEOs for Fiscal 2012. The committee separately considers, discusses, modifies as appropriate, and takes action on such proposals and the compensation of the CEO. See “Compensation Discussion and Analysis-Role of Executive Officers in Compensation Decisions” below for further detail.

Role of Compensation Consultants — The Human Resources Committee has periodically utilized an outside compensation consultant for matters relating to executive compensation. In Fiscal 2011, the committee retained a compensation consultant, Towers Watson, to conduct a new study on executive compensation for Fiscal 2012 that was reviewed by the committee in June 2011. As described in "Compensation Discussion and Analysis - Competitive Benchmarking" below, compensation decisions made during Fiscal 2012 relied in part upon the 2011 Towers Watson study.

•
Nominating and Governance Committee. The Nominating and Governance Committee's charter, which is available for review on our Web Site at http://www.winnebagoind.com/governance/html, establishes the scope of the committee's duties to include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties will be able to communicate with members of the Board; and (4) developing and recommending to the Board a Corporate Governance Policy applicable to the Company. The committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with our Director Nomination Policy, as discussed below. See also, "Fiscal Year 2013 Shareholder Proposals" below for a summary of the procedures that shareholders must follow.

Our Board of Directors held six meetings during Fiscal 2012. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. During Fiscal 2012, all of the directors attended more than 75% of the aggregate of Board of Directors' meetings and meetings of committees of the Board on which they served. Our Corporate Governance Policy, discussed below, encourages, but does not require, Board members to attend the Annual Meeting. At the last annual meeting, five of seven then-current directors were in attendance.

Executive Sessions of Non-Employee Directors — Non-Employee Directors meet privately in executive sessions to consider such matters as they deem appropriate, without Management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors, as defined in the NYSE listing standards and the Director Nomination Policy (as defined below), is held at least once a year. During Fiscal 2012, all Non-Employee Directors were independent except for Director Robert J. Olson. See "Director Independence" below. Director Gerald C. Kitch was chosen as Lead Director to preside at such executive sessions through December 13, 2011 and Director Lawrence A. Erickson was chosen as Lead Director to preside at such executive sessions after December 13, 2011.

The Board has adopted the Corporate Governance Policy which incorporates the corporate governance principles by which we operate. The Nominating and Governance Committee annually reviews the Corporate Governance Policy and recommends any changes to the Board. A copy of our Corporate Governance Policy is available on our Web Site at http://www.winnebagoind.com/governance.html.

Nominations of Directors Policy. The Nominating and Governance Committee has adopted a Director Nomination Policy (attached as Appendix A to this Proxy Statement) (the "Director Nomination Policy") to assist it in fulfilling its duties and responsibilities in consideration of director nominations.

Briefly, the Nominating and Governance Committee will consider as a candidate any director who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 75 years prior to the date of re-election to the Board, as well as any other person who is recommended by any shareholder who provides the required information and certifications within the specified time requirements, as set forth in the Director Nomination Policy. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, candidates also will be assessed in the context of the then‑current composition of the Board, the operating requirements of the Company and the long‑term interests of all shareholders. In conducting this assessment, the Nominating and Governance Committee will consider diversity (including, but not limited to, age, experience and skills) and such other factors as it deems appropriate given the then‑current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process, without regard to race, religion, gender, national origin or other protected category, and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors. The Nominating and Governance Committee considers and assesses the implementation and effectiveness of this process in connection with Board nominations annually to assure that it contains an effective mix of individuals to best further the Company's long-term business interests.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria as an "audit committee financial expert" as defined by SEC rules.

Policy and Procedures With Respect to Related Person Transactions. The Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures, which provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Governance Committee has delegated authority to act between committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than:

(1)	competitively bid or regulated public utility services transactions,

(2)	transactions involving trustee type services,

(3)	transactions in which the Related Person's interest arises solely from ownership of our equity securities and all equity security holders received the same benefit on a pro rata basis,

(4)	an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if:

(i)	the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules; or

(ii)
the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC's executive and director compensation proxy statement disclosure rules as compensation earned for services if the executive officer was a NEO, as that term is defined in the SEC's executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors, or

(5)	if the compensation of or transaction with a director is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer, (2) 5% or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10% or greater beneficial interest.

The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chairman of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.

The policy recognizes that certain Related Person Transactions are in our best interests and of our shareholders. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:

•
Certain transactions with other companies. Any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company's total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by Winnebago Industries or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and our policies.

The policy provides for the annual pre-approval by the Nominating and Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. For Fiscal 2012, the Nominating and Governance Committee approved, in accordance with the policy, our banking relations on customary terms with Manufacturers Bank & Trust Company (the “Bank”), Forest City, Iowa. The Bank is a wholly owned subsidiary of MBT Corp. John V. Hanson, a Company Director until December 13, 2011 when he retired from the Board, owns approximately 33-1/3% of MBT Corp.'s outstanding stock. Mr. Hanson is also Chairman of the Board of the Bank and MBT Corp.

Corporate Governance Policies and Codes of Conduct. The Board of Directors has adopted a Corporate Governance Policy, a

Director Nomination Policy, a Shareholder and Other Interested Party Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Governance Committee.

The Board of Directors also has adopted a Code of Ethics applicable to all of our directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers (including the CFO and the Treasurer/Director of Finance). These policies, charters, codes and other items relating to our governance are available on our Web Site at http://www.winnebagoind.com/governance.html. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on our Web Site is not incorporated into this Proxy Statement or other securities filings.

Director Independence. Under our Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under our Director Nomination Policy and applicable NYSE rules, respectively. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered all of the relevant facts and circumstances, including a review of all transactions and relationships between each director and director nominee or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent. As a result of this review, the Board, at its meeting in October 2012, affirmatively determined that Mr. Aal (Class I director), Mr. Chiusano (Class II director), Mr. Currie (Class II director), Mr. Erickson (Class II director), Mr. Kitch (Class I director), Ms. Rodamaker (nominee for Class I director) and Mr. Schroepfer (Class III director), are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and our Director Nomination Policy and that each independent director and nominee has no material relationship with Winnebago Industries.

As a result, all members of the Audit Committee, Human Resources Committee and Nominating and Governance Committee are independent under these standards.

Mr. Olson (Class III director) is not considered independent because of his previous employment as Chairman and CEO of the Company. Mr. Potts (Class III director) is not considered independent because of his employment as Chairman, CEO and President of the Company.

Shareholder and Other Interested Party Communications with Directors. The Nominating and Governance Committee has adopted a policy for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties who desire to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436; or e-mail: sfolkers@winnebagoind.com. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-Management directors as an interested party, the nature of the person's interest in Winnebago Industries; (iii) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-Management members of the Board, and if they are relevant to, and consistent with, our operations and policies that are approved by all non-Management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Risk Management Oversight Process. We face a number of material risks, including financial and operational risks. Given the importance of monitoring these risks, the Board has charged its Audit Committee with oversight responsibility of the Company's overall risk management practices and policies. This includes the review with Management of policies and analysis with respect to financial risk, operational risk and the risk of fraud. On an annual basis, the Management team completes a risk assessment survey. The results of this survey are reviewed by the Audit Committee to facilitate financial statement, operational and strategic risk discussions at the senior management and overall Board level. The Audit Committee meets on a regular basis to review the business risk management practices, at which time applicable members of senior management, including our Chairman and CEO, and CFO, provide reports to the Audit Committee. While the Audit Committee retains this oversight responsibility, it coordinates this oversight with other committees of the Board having primary oversight responsibility for specific risks (see “Committees of the Board” above). Each of the Board's standing committees, in turn, receives regular reports from members of senior management concerning Management's assessment of Company risks within the purview of such committee.

Notwithstanding the Board's oversight delegation to the Audit Committee, the entire Board is actively involved in risk oversight. The Audit Committee annually reviews for the Board which committees maintain oversight responsibilities described above and the overall effectiveness of the policies and programs. In addition, at each of its meetings, the Board receives a report from the Chair of the Audit Committee, as well as from the Chair of each of the Board's other standing committees, each of which is chaired by an independent director. The Board then discusses and deliberates on the Company's risk management policies and practices. Through the process outlined above, the Board believes that the leadership structure of the Board supports effective oversight of the Company's risk management.

DIRECTOR COMPENSATION
Employee directors receive no additional compensation beyond their base salaries for serving on the Board or its committees. Upon review of a June 2011 Towers Watson study relating to director compensation, the Human Resources Committee recommended, and the Board of Directors approved, certain changes to Board compensation which took place at the beginning of Fiscal 2012. The adjustments, which were effective beginning September 2011, were intended to provide Non-Employee Directors with a competitive compensation package to continue to attract and retain well qualified Board members. Those adjustments provided for the following changes: annual retainer increased from $25,000 to $30,000 (paid in monthly installments), Audit Committee Chairman received an annual retainer increase from $5,000 to $10,000 (paid in monthly installments), the Chairmen of the other Board committees received an annual retainer increase from $4,000 to $5,000 (paid in monthly installments), meeting fees increased from $1,000 to $1,200 per day (regardless of the number of meetings attended in that day). Compensation for participation in Board or committee meetings telephonically remained at $500. No awards of restricted stock or stock options were made to Non-Employee Directors during Fiscal 2012.
Additionally, Mr. Olson resigned as Chairman of the Board and as an active employee of the Company effective February 24, 2012. Mr. Olson, however, retained his position as a member of the Board of Directors with Mr. Olson's compensation for service on the Board of Directors the same as the compensation package existing for outside Directors commencing on February 25, 2012. It was recommended and approved by the Board of Directors on January 11, 2012, that Mr. Olson continue to represent Winnebago Industries on the Recreation Vehicle Industry Association (RVIA) board of directors and to be compensated at $1,200 per day for meetings plus expenses, until such time either party decides to end this arrangement. The representation with the RVIA would includes the RVIA's Board of Directors, the Executive Committee, the Audit Committee, and Co-Chairman of the Go RVing Coalition.
DIRECTOR COMPENSATION TABLE

During Fiscal 2012 there were no stock awards, awards of options, stock appreciation rights or similar equity-based compensation, or changes in pension value or non-qualified deferred compensation earnings made to Non-Employee directors. The following table sets forth the total compensation paid to each Non-Employee Director for Fiscal 2012, other than reimbursement for travel expenses:

Director	Fees Earned or Paid in Cash	All Other Compensation(1)(2)	Total
Irvin E. Aal	$46,100	$5,763	$51,863
Robert M. Chiusano	42,033	10,509	52,542
Jerry N. Currie	38,700	—	38,700
Joseph W. England (former director) (3)	10,325	2,581	12,906
Lawrence A. Erickson	52,100	13,025	65,125
John V. Hanson (former director) (4)	12,875	—	12,875
Gerald C. Kitch	46,100	11,525	57,625
Robert J. Olson (5)	20,300	6,000	26,300
Mark T. Schroepfer	28,950	3,619	32,569

(1)
This amount includes a matching Company contribution equal to 25% of the cash retainer and fees that are deferred in Winnebago Stock Units at the election of directors Aal, Chiusano, England, Erickson, Hanson, Kitch, and Schroepfer and are accrued under the Directors' Deferred Compensation Plan. The Winnebago Stock Units are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a “change of control" the Company, as defined in said plan.

(2)
None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more. Robert J. Olson's other compensation includes $6,000 relating to payments he received from the Company for attending five RVIA board meetings.

(3)	Joseph W. England resigned from the Board on December 14, 2011 due to health reasons.

(4)	John V. Hanson retired from the Board on December 13, 2011, the date of our 2011 annual shareholders meeting.

(5)	See "Compensation Discussion and Analysis" and "Compensation Tables and Narrative Discussion" below for disclosure of Mr. Olson's compensation as Executive Chairman during Fiscal 2012.

NON-EMPLOYEE DIRECTOR HOLDINGS AS OF OCTOBER 9, 2012
As of October 9, 2012, the aggregate number of stock awards, stock option awards and Winnebago Stock Units held by each Non-Employee Director was:

Director	Stock Awards	Stock Options	Winnebago Stock Units
Irvin E. Aal	4,500	28,000	20,037
Robert M. Chiusano	2,000	—	18,838
Jerry N. Currie	7,500	16,000	—
Lawrence A. Erickson	4,500	14,000	28,836
Gerald C. Kitch	4,500	16,000	49,135
Robert J. Olson	73,610	40,000	—
Mark T. Schroepfer	10,000	—	2,012

Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors' Deferred Compensation Plan (as amended, the “Directors' Deferred Compensation Plan”). The purpose of the Directors' Deferred Compensation Plan is to enable Non-Employee Directors (the “Participants”) to receive their fees and retainers as members of the Board of Directors and Committees of the Board (the “Deferred Compensation”) in a form other than as direct payments. A Participant may elect to apply either 50% or 100% of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant's election to such Participant's account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant's Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant's election to such Participant's account established by the Company. The Common Stock utilized for purposes of the Directors' Deferred Compensation Plan will be our treasury shares and like all Common Stock, generally, will accrue dividends, if any, paid by us on our Common Stock. Winnebago Stock Units will be recorded in such Participant's account on the basis of the mean between the high and the low prices of the Common Stock of the Company on the date upon which the account is to be credited, as officially reported by the NYSE. Any Participant investing Deferred Compensation in Winnebago Stock Units will receive a matching contribution from the Company equal to 25% of the Deferred Compensation so invested, which will be credited to the Participant's account and invested in Winnebago Stock Units.
The matching contribution to a Participant's Winnebago Stock Unit account will vest on a graduated basis at the rate of 33-1/3% for each complete 12-month period of service as a director following the effective date of the Directors' Deferred Compensation Plan. Any matching Winnebago Stock Units thereafter recorded in the Participant's account after the Participant's completion of 36 months of service after the effective date of the Directors' Deferred Compensation Plan will be fully vested and nonforfeitable. Notwithstanding the above, the Participant's Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a director. Under the Directors' Deferred Compensation Plan, participants are restricted from selling the Common Stock underlying the Winnebago Stock Units until the date the participant retires from the Board of Directors. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director. The Winnebago Stock Units credited to Participant's accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders Thereof.” The directors, however, do not have any rights in or against any shares of Common Stock credited to their account.
In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Directors' Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in a Participant's Winnebago Stock Unit account, such adjustments will be made by the Directors' Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.
In the event of a “change of control" of the Company, as defined in the Directors' Deferred Compensation Plan, a Participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant's receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.
Unless terminated earlier by the Board of Directors, the Directors' Deferred Compensation Plan terminates on June 30, 2013.
The Winnebago Industries, Inc. 2004 Incentive Compensation Plan (the "2004 Plan") provides that Non-Employee Directors may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the 2004 Plan (collectively, “Director Awards”) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-Employee Director pursuant to this plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than ten years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the 2004 Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year.
Director Stock Ownership Guidelines — Our Corporate Governance Policy states that Non-Employee Directors have guidelines encouraging ownership of Common Stock, Stock Units or other equity equivalents equal in aggregate value to 250% of their annual director compensation.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, each consisting of approximately one-third of the total number of the members of the Board of Directors. Directors are elected for a term of three years. At the Annual Meeting, the term of office of the Class I directors (Messrs. Irvin E. Aal and Gerald C. Kitch) will expire, and two persons will be elected to serve in that class until the annual meeting following our Fiscal Year 2015 or until their respective successors is elected. The terms of office of the Class II and Class III directors will expire at the annual meetings following our Fiscal Years 2013 and 2014, respectively. Each of our directors and director nominees currently serves as a director or executive officer of the Company, except for Ms. Martha T. Rodamaker, who was recommended for nomination by a Non-Employee member of the Board.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Nominees for Class I Directors to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2015:

•
Irvin E. Aal, 73, has been a director since 2004. Mr. Aal is a former General Manager of the Case Tyler Business of CNH Global and predecessor corporation, a manufacturer of banded application business equipment. He is also the previous President and CEO of Tyler Industries, a privately owned specialized agricultural equipment manufacturing company. Based primarily upon Mr. Aal's significant skills and experience in manufacturing operations, sales and marketing, his leadership experience as a former President and CEO of an agricultural equipment manufacturer and General Manager of a global business equipment manufacturer, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Aal should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Martha (Marti) Tomson Rodamaker, age 50, has not previously served as a director. Ms. Rodamaker has been the president, CEO, and a board member of First Citizens National Bank in Mason City, Iowa 50401 since 1997, and has been with First Citizens since 1992. Prior to that she spent five years working as a commercial banker and internal auditor at Norwest Bank in Minneapolis. Her education includes a Bachelor of Arts degree in economics from the University of Northern Iowa and a MBA in finance from the University of St. Thomas in St. Paul, Minnesota. She has an extensive history of working with companies in northern Iowa and through her education and years of experience offers a broad base of knowledge about all facets of business. Based upon Ms. Rodamaker's financial experience and leadership experience and the recommendation of the Nominating and Governance Committee, the Board concluded the Ms. Rodamaker should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

The Nominating and Governance Committee recommended, and the Board approved, the nomination of each person above.

Discretionary authority is solicited to vote for the election of a substitute for any of the Class I director nominees (Mr. Aal or Ms. Rodamaker) who, for any reason currently unknown, cannot be a candidate for election. The shares represented by proxy will be voted for the election as directors of these Class I directors named above if no direction is made otherwise. Please refer to “Voting Securities and Principal Holders Thereof” herein with respect to beneficial ownership of our Common Stock for each of our directors and nominees for director.

Class II Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2013:

•
Robert M. Chiusano, 61, has been a director since 2008. Mr. Chiusano is currently a principal of RMC Consulting, a company focused on leadership development and operational excellence. Additionally, Mr. Chiusano is a former Executive Vice President and Special Assistant to the CEO and a former Executive Vice President and Chief Operating Officer - Commercial Systems of Rockwell Collins, Inc., a provider of communication and aviation electronic solutions for commercial and military applications. Based primarily upon Mr. Chiusano's extensive knowledge of strategic and organizational planning and acquisition management, his leadership experience as a former Executive Vice President at a communications and aviation electronics manufacturer, his tenure and contributions as a current Board and Board committee member, as well as his contributions as a community director to the University of Iowa Engineering Advisory Board and Coe College Board of Trustees, the Board concluded that Mr. Chiusano should serve as a director of Winnebago Industries at the time this Proxy

Statement is filed with the SEC.

•
Jerry N. Currie, 67, has been a director since 1996. Mr. Currie is currently President and CEO of CURRIES Company, a manufacturer of steel doors and frames for the nonresidential construction industry. CURRIES Company is owned by ASSA ABLOY, a global leader in door opening solutions. Based primarily upon Mr. Currie's significant experiences gained in manufacturing management and operations, his leadership experiences as the current President and CEO at manufacturing companies, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Currie should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Lawrence A. Erickson, 63, has been a director since 2005. Mr. Erickson is a former Senior Vice President and CFO of Rockwell Collins, Inc. Based primarily upon Mr. Erickson's significant experience in the areas of finance, accounting and auditing with public companies, his leadership experiences as a former Senior Vice President and CFO at a communications and aviation electronics manufacturer, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Erickson should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Class III Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2014:

•
Robert J. Olson, 61, has been a director since 2008. Previously he served as Chairman of the Board of Winnebago Industries (from May 2008 to February 2012), CEO (from May 2008 to June 2011), President (from May 2007 to January 2011), Vice President - Manufacturing (from August 1996 to January 2006) and numerous other positions within Winnebago Industries since his initial employment commenced in 1969. Based primarily upon Mr. Olson's extensive knowledge of Winnebago Industries and experiences gained as a result of his over 36 years in various management positions at Winnebago Industries, his specific skills in strategic planning, financial operations, manufacturing and administration, his industry-wide contributions as a member of the Executive Committee of the Recreation Vehicle Industry Association Board of Directors and Co-Chairman of the Go RVing coalition, and his tenure and contributions as a current Board member and as former Chairman, the Board concluded that Mr. Olson should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Randy J. Potts, 53, has been a director since December 2011. Mr. Potts currently serves as Chairman of the Board (since February 2012), CEO and President of Winnebago Industries. Previously he served as Senior Vice President - Strategic Planning (from November 2009 to January 2011), Vice President - Manufacturing (from 2006 to 2009), and various engineering and management positions within Winnebago Industries since his initial employment commenced in 1983. Based on Mr. Potts' extensive knowledge of Winnebago Industries and experiences gained as a result of his over 26 years in various management positions at Winnebago Industries, his specific skills in strategic planning, financial operations, engineering, manufacturing and administration, and his contributions as a current Board member, the Board concluded that Mr. Potts should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Mark T. Schroepfer, 65, has been a director since December 2011. Mr. Schroepfer previously served as President, CEO, and Chairman of Lincoln Industrial Corp, a world leading designer and supplier of highly engineered lubrication systems from 1996 to 2005. From 1987 to 1995, Mr. Schroepfer served as Vice President of Finance and MIS, Corporate Controller, and President of Penwald Insurance Company, a subsidiary of Pentair, Inc. Based upon Mr. Schroepfer's significant skills and experience in mergers and acquisitions, strategic planning,manufacturing and financial operations and his leadership experience, the Board concluded that Mr. Schroepfer should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

All of the foregoing have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

EXECUTIVE COMPENSATION

Overview

Our success has been and will continue to be dependent on, among other things, our ability to attract, retain, motivate and reward the best talent available to us, including the employees identified in this Proxy Statement. The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives.

Overall, we normally compensate our executive officers with base salary, annual incentive awards and long-term incentives. For our executives as a group, we generally emphasize a conservative base salary compensation. We alternatively provide the potential for a greater incentive compensation component of total executive compensation. Annual and long-term operational and strategic goals identified by Management and approved by the Human Resources Committee of the Board of Directors (the “Committee”) are the foundation for the performance measurements used to determine annual and long-term incentive payouts to our executive officers.

Fiscal 2012 in Brief
During Fiscal 2012, the Company's compensation program, designed to reward performance, led to the following actions and actual Fiscal 2012 compensation being earned:

•	Moderate base salary adjustments provided for all salaried employees, including executive officers.

•
Fiscal 2012 annual incentive awards were earned and 1/3 of those awards were required to be paid in restricted stock awards which were granted subsequent to Fiscal 2012 per the terms of this plan. Prior to Fiscal 2012, annual incentive awards have not been earned since the first quarter of Fiscal 2008.

•
Fiscal 2010-2012 Long-Term Incentive Plan incentive awards were earned, thus restricted stock awards were granted subsequent to Fiscal 2012 per the terms of this plan. The last long-term incentive awards to have been earned was under the 2004-2006 Long-Term Incentive Plan.

•	Except with respect to restricted stock granted to the retiring executive Chairman of the Board, no restricted stock or options were granted to executive officers during Fiscal 2012.

In addition, executives are subject to Company Common Stock ownership guidelines to encourage executives to own and retain Company shares, to help align their interest with shareholders (see "Other Matters - Stock Ownership Guidelines" below).

In light of the philosophy and objectives of our executive compensation program described below, we believe that the basic elements of compensation offered to our executives were appropriate for Fiscal 2012. Although we remain subject to an economic environment that continues to negatively affect the recreational vehicle industry, we are determined to provide adequate compensation programs necessary to retain and motivate our executives to implement strategic initiatives we believe are necessary to increase shareholder value and maintain consistent profitability in the future.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our NEOs. The following individuals are our NEOs for Fiscal 2012:

•	Randy J. Potts, Chairman of the Board, CEO and President

•	Sarah N. Nielsen, Vice President, CFO

•	Robert L. Gossett, Vice President, Administration

•	Daryl W. Krieger, Vice President, Manufacturing

•	William J. O'Leary, Vice President, Product Development

•	Raymond M. Beebe, former Vice President, General Counsel and Secretary

•	Robert J. Olson, former Chairman of the Board
During Fiscal 2012, several changes occurred within the Company's executive management staff, which included certain of the NEOs, as set forth below:

•
Robert J. Olson retired as the Company's executive Chairman of the Board, effective February 24, 2012. Consistent with the Company's management succession plan, Randy J. Potts, Chief Executive Officer and President, was recommended by the Nominating and Governance Committee and elected by the Board of Directors to the additional position of Chairman of the Board effective February 24, 2012;

•	Raymond M. Beebe retired as the Company's Vice President, General Counsel and Secretary effective June 1, 2012.

Messrs. Beebe and Olson are included as NEOs for Fiscal 2012 based on their respective status as one of the three highest compensated executive officers (other than our CEO and CFO) who were not employed with the Company as of the end of Fiscal 2012.
The Human Resources Committee. The Committee is responsible for discharging the Board's responsibilities relating to the compensation of the NEOs, for approving and evaluating all compensation of NEOs, including salaries, bonuses, compensation plans and policies, and other incentive programs. The Committee members are all "independent" in accordance with the New York Stock Exchange rules and the Company's Director Nomination Policy. The Committee acts pursuant to a charter that has been approved by our Board. Committee meetings are held regularly throughout the year, with four meetings typically held per fiscal year. The Committee meetings, in most instances, occur prior to regularly scheduled Board meetings, with telephonic meetings occurring as necessary. Other members of our Board of Directors are invited to attend the Committee meetings. In addition, others in regular attendance at the Committee meeting typically include the Chairman and CEO and the Vice President, Administration.
Compensation Philosophy. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives' interests with those of the shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peers (as defined below). Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
Compensation Objectives. The Committee has worked with Management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of Management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives critical to our success.
These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. In accordance with these compensation objectives, as described below, NEOs earned an annual incentive compensation at 30.31% of target as a result of our economic performance in Fiscal 2012 and also earned long-term incentive awards of 133.3% of target in Fiscal 2012.

Competitive Benchmarking. In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held companies in the same or related industry as ours, described below as the “Consultant Industry Group” and the “Proxy Industry Group” (collectively, the “Compensation Peers”).

The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees. In Fiscal 2011, the Committee engaged an outside compensation consultant, Towers Watson (formerly Towers Perrin) (the “Consultant”), to conduct an analysis of the total compensation paid to our key executives, compared to companies of two comparative groups to which we may compete for talent (hereinafter, the “2011 Compensation Analysis”). The Consultant was retained by the Committee and has not performed any services for Management. The Committee engaged the Consultant to perform the 2011 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2007 (the "2007 Compensation Analysis"), which was utilized by the Committee as a basis for base salary compensation decisions prior to Fiscal 2012. In light of economic conditions facing the Company, no annual base salary adjustments for NEOs were recommended by the Committee from Fiscal 2009 through Fiscal 2011, except for the restoration of base salary levels effective February 28, 2011 to the base salary levels that were in effect prior to March 2009 or for adjustments made as a result of increased responsibility and promotion (see "Base Salary" below).

The Consultant maintains a proprietary executive compensation database that contains information on the various compensation elements of over 800 publicly traded and privately held companies across several industries (the “General Consultant Database”). In connection with the 2011 Compensation Analysis, the Committee reviewed compensation information contained in the General Consultant Database and, in Fiscal 2011, additionally requested the Consultant to prepare compensation data from two comparator groups of companies that the Committee believed are more reflective of the market in which we compete for executive talent.

First, after examining the list of companies in the General Consultant Database, the Committee and Consultant formulated a group of companies found in the General Consultant Database that consisted of public and private companies generally considered to be in the same or related industry as ours, to include the following (the “Consultant Industry Group”):

A. T. Cross	Donaldson	Medicines Company
Ameron	Graco	Morgans Hotel Group
Arctic Cat	Harley-Davidson	PDI
ArvinMeritor	Herman Miller	Reddy Ice
Badger Meter	Hill International	StarTek
Barnes Group	HNI	Thermadyne Industries
Bemis	Intrepid Potash	Toro
Brady	ION Geophysical	Vertex Pharmaceuticals
Calgon Carbon	Kennametal
Dionex	L. B. Foster

The Committee and the Consultant separately considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as ours, information for which may or may not have been made part of the General Consultant Database (the “Proxy Industry Group”):

Accuride Corp.	Federal Signal Corp.	Standard Motor Products Inc.
Amerigon Inc.	Flexsteel Industries Inc.	Standex International Corp.
Arctic Cat	Graco Inc.	Supreme Industries Inc.
Badger Meter Inc.	Kaydon Corporation	Tecumseh Products Company
Cascade Corp.	Miller Industries Inc.	Tennant Company
Columbus McKinnon Corp.	Shiloh Industries Inc.	Thor Industries Inc.
Drew Industries Inc.	Spartan Motors Inc.	Wabash National Corp.

Factors used in selecting companies in each of the Consultant Industry Group and the Proxy Industry Group, included:

•	the company's focus on manufacturing;

•	revenue size in comparison with ours; and

•	participation in automotive, transportation, recreational or lifestyle industries.

As part of the 2011 Compensation Analysis, the Committee and Consultant compared data from each of the Consultant Industry Group and Proxy Industry Group to data contained in the General Consultant Database and utilized, among other information, observations relating to data pertaining to specific job categories and industry trends. Market data in the General Consultant Database was adjusted according to these observations and regressed to our revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

The Committee relied, in part, on certain benchmark information derived from the Fiscal 2011 Consultant Industry Group and the Proxy Industry Group as a basis for decisions made for Fiscal 2012 base salary adjustments and for adjustments relating to increased responsibility and promotion. See "Base Salary" below.

In addition, for Fiscal 2012, for the purpose of determining certain performance metrics used for the Officer's Incentive Compensation Plan Fiscal Period 2012 and for the Long-Term Incentive Plan Fiscal 2012-2014, the Committee compared return on invested capital ("ROIC") and return on equity ("ROE") data with approximately 60 companies within the same transportation Standard Industrial Classification Code that were operationally profitable on a trailing 12 month basis at the time of determination. Those companies include the following (the "Transportation Group"):

AAR Corp.	GenCorp Inc.	Spartan Motors Inc.
AeroVironment Inc.	General Electric Co.	Sparton Corp.
American Axle & Mfg. Holdings Inc.	General Motors Co.	Stoneridge Inc.
Amerigon Inc.	Gentex Corp.	Strattec Security Corp.
Arctic Cat Inc.	Goodrich Corp.	Superior Industries International
Astronics Corp.	Greenbrier Cos.	Teleflex Inc.
Autoliv Inc.	Harley-Davidson Inc.	Tenneco Inc.
BE Aerospace Inc.	Heico Corp.	Textron Inc.
BMW AG	Honeywell International Inc.	Thor Industries Inc.
Boeing Co.	Lear Corp.	TransDigm Group Inc.
BorgWarner Inc.	Lockheed Martin Corp.	Trinity Industries Inc.
Commercial Vehicle Group Inc.	Lydall Inc.	Triumph Group Inc.
Cooper-Standard Holdings Inc.	Marine Products Corp.	TRW Automotive Holdings Group
CPI Aerostructures Inc.	Miller Industries Inc.	Visteon Corp.
Dann Holding Corp.	Navistar International Corp.	Wabash National Corp.
Ducommun Inc.	Orbital Sciences Corp.	WABCO Holdings Inc.
Federal-Mogul Corp.	Paccar Inc.	Wabtec
Ford Motor Co.	Polaris Industries Inc.	Williams Controls Inc.
Fuel Systems Solutions Inc.	SIFCO Industries Inc.	Winnebago Industries Inc.

Compensation Process. The Committee reviews the benchmarking and performance evaluations prepared by Management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers our quantitative performance results; the overall need of the Company to attract, retain and motivate the executive team and the total cost of compensation programs.
In addition to the above, the Committee, at least annually, reviews executive compensation and benefits of the NEOs through the use of tally sheets. Each tally sheet identifies anticipated dollar amounts for individual components of executive compensation, including base salary, annual incentives, long-term incentives, equity awards, deferred compensation, benefits, perquisites and potential change in control and severance payments. Each year's decisions for setting compensation targets for each annual and three-year incentive compensation measuring period are based on the Committee's evaluation of our business needs, goals and environment for that year.
Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for NEOs and approves recommendations regarding salaries, bonuses, and compensation plans and policies, and other incentive programs.
For decisions relating to Fiscal 2012, compensation immediately prior to Fiscal 2012, Mr. Potts, CEO, with the input of former Chairman of the Board, Mr. Olson, reviewed the performance of each NEO (other than the CEO and Executive Chairman). The CEO's performance was directly reviewed by the Chairman and the Committee and the Chairman's performance was reviewed directly by the Committee. The conclusions reached and recommendations made by the CEO and Chairman, respectively, including any salary adjustments and annual award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustments or awards to each of the NEOs.
As noted above, the Committee directly evaluated the performance of the former Executive Chairman, Mr. Olson and Mr. Potts, Chairman of the Board beginning in February 2012. The Committee's review of the Chairman and CEO is conducted at least annually with full Board participation (excluding the Chairman and CEO). The Committee ultimately must approve all compensation decisions for all executives, including the Chairman and the CEO.

Determining the CEO's Compensation. For Fiscal 2012, the Committee made a recommendation to the Board for Mr. Potts' Fiscal 2012 total compensation package as CEO of the Company. The Committee met in executive session to formulate its recommendation for Mr. Potts' base pay, target annual and long-term incentive compensation and stock-based compensation to the Board. These recommendations were based upon:

•	an evaluation of total compensation made to chief executive officers by certain of the Company's Compensation Peers;

•	an evaluation of the CEO's performance from June 2011 to the end of the prior fiscal year conducted by the Committee;

•	an evaluation of the proposed total compensation of the CEO in comparison to other NEOs;

•	a comparison of the differential of total compensation made to chief executive officers in the Company's Compensation Peers; and

•	economic conditions.

Determining the former Executive Chair's Compensation. For Fiscal 2012, the Committee made recommendations to the Board for Mr. Olson's base pay, target annual and long-term incentive compensation and stock-based compensation based upon:

•	an evaluation of total compensation made to the position of executive chairman by certain of the Company's Compensation Peers;

•	an evaluation of the Chairman's performance for the prior fiscal year conducted by the Committee;

•	an evaluation of the proposed total compensation of the Chairman in comparison to other NEOs;

•	a comparison of the differential of total compensation made to the position of executive chairman and executive officers in the Company's Compensation Peers; and

•	economic conditions.

On February 24, 2012, Mr. Potts assumed the role as Chairman of the Board in addition to his other positions as CEO and President following the retirement of Robert J. Olson as Chairman on that date. The Committee utilized the factors described above in formulating adjustments to Mr. Potts' base pay during Fiscal 2012. See "Base Salary" below.
Determining Compensation for other NEOs. The Committee approves the annual compensation (including salary, target annual and long-term incentive compensation and stock-based compensation) for our NEOs (excluding the Chairman and the CEO), based upon:

•	the executive's scope of responsibilities;

•	a market competitive assessment of similar roles at Compensation Peers;

•	internal comparisons to the compensation of other NEOs, including the CEO and Chairman;

•
evaluations of performance for the fiscal year, as submitted by the Chairman, or the CEO and President, and supported by performance evaluation documents, which include feedback from the executive's peers, direct reports and other employees within the executive's division;

•	the CEO's recommendations for each other NEO's base pay, incentive compensation and stock-based compensation amounts; and

•	economic conditions.
Timing of Compensation Decisions and Awards. The Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process. Incentive compensation awards were made at regularly scheduled meetings. The following is a discussion of the timing of certain compensation decisions for Fiscal 2012 at the Company:

•	Fiscal 2012 annual and long-term incentive plans were approved at the June 2011 Committee meeting;

•
the NEOs' base salaries for Fiscal 2012 were reviewed beginning at the October 2011 Committee meeting and throughout Fiscal 2012. As discussed under "Base Salary" below, in June 2012, the Committee revised upward the base salary payable to all salaried employees, including NEOs still employed at the Company, effective June 25, 2012;

•	the financial metrics for potential Fiscal 2012 annual and long-term incentive awards were established at the October 2011 Committee meeting;

•	the final determinations of annual and long-term achievement for awards payable for Fiscal 2012 and Fiscal 2010-2012, respectively, were made at the October 2012 Committee meeting.
Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision.
Risk Assessment of Compensation Decisions. In formulating and evaluating material elements of compensation available to our employees, including the NEOs, the Board takes into consideration whether any such programs may encourage excessive risk behavior. As part of these considerations and consistent with its compensation philosophy, the Board is determined to formulate annual and long-term incentive compensation programs without encouraging excessive risk taking as an integral part of the applicable plan design. The Board believes that the annual and long-term incentive programs as outlined below minimize the risk that the NEOs are encouraged to take, in that:

•	significant elements of the compensation rewards under our annual and long-term incentive compensation plans include stock-based compensation with required retention periods;

•	the financial metrics utilized under each of these plans are widely utilized measurements of shareholder value;

•	excessive compensation payment opportunities are avoided by the establishment of maximum levels of incentive payment opportunities; and

•	no changes to annual or long-term incentive program financial metrics have been made after the Committee initially establishes such metrics.

Beginning with Fiscal 2012 incentive compensation programs, the Board has included “clawback” provisions for each of the annual and long-term incentive programs which, in part, provide for the recoupment of incentive compensation payouts in the event that payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. See “Annual Incentive Plan” and “Long-Term Incentives” below. In addition, the Committee will adopt a clawback policy after the SEC issues final rules implementing the clawback provisions as set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Based upon the above considerations, the Board determined that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Effects. The Committee considers both the financial reporting and the tax treatment of compensation elements in its decision-making process. The Committee seeks a balance among the Company's best interests, fair treatment of the NEOs, minimizing taxation of the compensation offered to the NEOs, and maximizing immediate deductibility by the Company.
The Committee reviews the Accounting Standards Codification (ASC) 718 to determine the expense of each stock-based compensation grant made and its impact on our earnings per share. As a result, the Committee has limited grants of stock options and directed the use of more restricted stock grants and increased cash compensation for executives, including our NEOs, in part because of the more direct valuation and expensing of those awards.
From a tax perspective, IRC Section 409A made the taxation of certain grants more costly to the executives with no offsetting benefit to the Company. In response, the Committee froze its Executive Share Option Program in 2004 and all grants not vested before 2005 were terminated as permitted under the transition rule in the regulations under IRC Section 409A. The Committee established the Executive Deferred Compensation Plan, discussed below, to deliver that same element of the executives' competitive pay packages on a more cost-effective basis for the Company because the benefit is now provided with less tax exposure to the executive under IRC Section 409A. In addition, the Committee designed change of control agreements for executives, including the NEOs, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under IRC Section 280G and further amended such agreements in Fiscal 2009 in order to comply with IRC Section 409A. As described below under “Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance,” we converted benefits payable under the Executive Split Dollar Life Program to a Supplemental Executive Retirement Plan in Fiscal 2009 in order to comply with IRC Section 409A.
The Committee also is aware that IRC Section 162(m) limits deductions for compensation paid in excess of $1 million. In response, the Committee designs much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if those elements are deemed by it to be in the Company's best interests.

Compensation Design and Elements. In Fiscal 2012, the principal design components of compensation for each NEO were:

•	base salary;

•	annual incentive awards; and

•	long-term incentives.

Additional elements of the total compensation package for NEO's include executive benefits, perquisites and severance agreements, as described below. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. In Fiscal 2012, we made no material deviations from previously disclosed or projected payments or practices under these programs.
The following table shows the allocation of each NEOs' base salary (at the beginning of Fiscal 2012) and annual and long-term incentive compensation opportunities between fixed and performance-based compensation (at the Target levels).

Name	Fixed Compensation	Performance-Based Compensation
Randy J. Potts	38%	62%
Sarah N. Nielsen	39%	61%
Robert L. Gossett	39%	61%
Daryl W. Krieger	43%	57%
William J. O'Leary	38%	62%
Raymond M. Beebe	41%	59%
Robert J. Olson	45%	55%
The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, we believe that a smaller portion of potential total executive compensation should be attributed to base salary because it is a fixed component of total compensation. As a result, we have generally emphasized conservative base salary payments to NEOs, relative to our Compensation Peers. We alternatively provide the potential for a greater incentive compensation component of total executive compensation, which is based predominately on the performance factors described below. In Fiscal 2012, because the Committee determined that we achieved one of the performance measures for the short-term incentive compensation component and the performance measure for the long-term incentive compensation component, base salary contributed to a smaller part of total compensation for NEOs when compared to Fiscal 2011.
Base Salary. The base salary program was designed to compensate NEOs for specific skills and competencies required to perform their respective role and to provide executive leadership. We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities. The base salaries of our executives are also determined by considering such factors as:

•	experience of the executive;

•	time in position;

•	individual performance;

•	level of responsibility for the executive; and

•	economic conditions.
In general, base salary determinations are considered each year as part of the Committee's performance review process as well as upon a promotion or other change in job responsibility. Base salary is used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below. In Fiscal 2012, base salaries were reviewed by the Committee periodically throughout the year.

On June 20, 2012, the Committee recommended and the full Board approved a 3% increase, effective June 25, 2012, for all salaried employees including all NEOs employed at the Company, except for Mr. Potts, as described below. In addition, on June 20, 2012, the Board of Directors, upon recommendation of the Committee, authorized an adjustment to the base salary of Mr. Potts from $364,000 to $464,000, effective June 25, 2012, in recognition of Mr. Potts' assumption of the role of the Company's Chairman of the Board in February 2012, in addition to his positions of CEO and President.

Annual Incentive Plan
Officers Incentive Compensation Plan Fiscal Period 2012. Our NEOs are eligible for annual incentive awards under our Officers Incentive Compensation Plan Fiscal Period 2012 (the “Officers Incentive Compensation Plan”). The Officers Incentive Compensation Plan is designed to promote our growth and profitability by providing our executives with an incentive to achieve identified short-term corporate profit objectives and to attract and retain such executives who will contribute to the achievement of our growth and profitability.
The Officers Incentive Compensation Plan is a program established to provide for annual measurements of financial performance, with a corresponding opportunity for annual incentive payments based upon financial results measured against performance objectives set by the Committee and approved by the Board of Directors. The amount of the participants' incentive compensation for the fiscal year is calculated under the Officers Incentive Compensation Plan to be in direct proportion to our financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Board of Directors.
Income before income taxes ("pre-tax income") and ROIC were chosen by the Committee as the key financial performance measurements under the Officers Incentive Compensation Plan for Fiscal 2012. The Board, upon the recommendation of the Committee, selected pre-tax income as a key financial performance metric for the following reasons:

•
pre-tax income is an important indicator of business performance by measuring both revenue and expenses associated with primary business activities and disregards the positive and negative effects of one-time tax events on other measurements; notably in Fiscal 2012, there was a significant positive tax event as the valuation allowance against deferred tax assets was reduced due to three consecutive years of profitability which resulted in significant non-cash income that the Board chose not to include in the determination of annual incentive compensation;

•	pre-tax income is a key metric used by management to direct and measure our business performance; and

•	pre-tax income is clearly understood by our employees and our shareholders and incremental growth in pre-tax income leads to the creation of long-term shareholder value.
Additionally, the Board, upon the recommendation of the Committee, selected ROIC as another one of its key financial performance metrics because:

•	ROIC is a critical indicator of how effectively a company uses its capital invested in its operations; and

•	ROIC is an important measurement for judging how much value the company is creating.
The formula utilized for ROIC for Fiscal 2012 was also adjusted to exclude the impact of the non-cash income earned due to the reduction of the deferred tax asset valuation allowance, thus the formula used was net income less the benefit from the release of deferred tax asset valuation allowance divided by the average of beginning and ending Fiscal 2012 year-end total assets, less deferred tax assets, less cash less non-interest bearing current liabilities.
Additionally, the Committee determined that while ROIC is an important metric used to determine financial performance, no bonus would be payable under the ROIC portion of the Officers Incentive Compensation Plan unless a bonus is earned and is payable under the pre-tax income metric.

At its October 2011 meeting, the Board approved, upon the recommendation of the Committee, the Fiscal 2012 financial performance metrics under the Officers Incentive Compensation Plan as illustrated in the table below:

Financial Performance Metrics	Threshold	Target	Maximum
Pre-Tax Income (1)	$9,200,000	$11,500,000	$13,800,000
ROIC (2)	13.8%	18.4%	18.4%

(1)
The pre-tax income target for Fiscal 2012 was established at $11.5 million, after reviewing and evaluating the 2012 Fiscal Management Plan. The maximum pre-tax income was set at $13.8 million, which represents 120% of the target pre-tax income. The threshold pre-tax income was set at $9.2 million, which represents 80% of the target pre-tax income.

(2)
The ROIC target and maximum for Fiscal 2012 were established at 18.4% and the threshold was set at 13.8%. The Committee believed that setting maximum and minimum bonus levels based on ROIC as defined, would provide for fair and equitable reward opportunity for executives while returning appropriate shareholder value proportionately within those parameters. In surveying applicable companies in the Transportation Group, the Committee selected the 13.8% ROIC opportunity threshold because it was the ROIC percentage achieved by the first or lowest company to be listed in the top third of the Transportation Group. The 18.4% ROIC maximum opportunity represented the median of the top third of the Transportation Group.

The table below illustrates the bonus opportunity for the Officer Incentive Compensation Plan upon achievement of each of the financial performance metrics at threshold, target and maximum:

	Bonus Oppor- tunity (2)	Pre-Tax Income Financial Factors (3)			ROIC Financial Factors (3)			Total Financial Factors
Officer (1)		Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Executive Chairman	90%	6.25%	50%	150%	10%	50%	50%	16.25%	100%	200%
CEO and President	75%	6.25%	50%	150%	10%	50%	50%	16.25%	100%	200%
Other NEO's	60%	6.25%	50%	150%	10%	50%	50%	16.25%	100%	200%

(1)
A participant must be an employee at the end of the fiscal year to be eligible for the incentive except in connection with a Change in Control or as waived by the Committee for retirement, disability, or death.

(2)
The bonus opportunity is calculated by multiplying the above percentages against the total base salary of the NEO earned in the fiscal year. As illustrated above, if the target pre-tax income and ROIC financial performance metrics are achieved, the total financial factor of 100% would be used thus the entire bonus opportunity would be earned (e.g. 90% of base salary of the executive Chairman). Any incentives earned under the Officers Incentive Compensation Plan are to be paid out in a mix of 2/3 cash and 1/3 restricted stock. The annual restricted stock grant portion is awarded as soon as practical after the final fiscal year-end compensation accounting is completed and upon approval by the Committee, with a one-year restriction on sale upon award.

(3)
In calculating the financial performance metrics for incentive eligibility under the Officers Incentive Compensation Plan, the financial performance metrics in Fiscal 2012 were weighted 75% to pre-tax income and 25% to ROIC at the maximum incentive potential. The Committee has placed more weight on pre-tax income due to its belief that pre-tax income is an excellent measurement as to overall company profitability for shareholders.
As provided by the Officers Incentive Compensation Plan, the Committee has the discretion and authority to make any and all determinations necessary or advisable for administration of the Officers Incentive Compensation Plan. In addition, under the Officers Incentive Compensation Plan, the Committee, on an annual basis, coordinates an evaluation of previously identified specific strategic organizational goals and priorities established by the Board of Directors. The Board of Directors may adjust the core incentive eligibility and may modify the Financial Factors used in determining the incentive compensation by plus or minus 20% as determined by the evaluation results of those strategic organizational goals and priorities. Strategic performance is measured only at the end of the fiscal year and may have included previously established strategic factors including, but not limited to:

•	Revenue Growth	•	Customer Satisfaction
•	Market Share	•	Inventory Management
•	Product Quality	•	Technical Innovation
•	Product Introductions	•	Ethical Business Practices
•	Planning	•	Business Diversity Initiatives
For the purposes of the Officers Incentive Compensation Plan for Fiscal 2012, the Board in October 2012 elected to modify amounts payable pursuant to pre-tax income and ROIC targets by a positive 13.5%. This process was derived through a rating process administered by the Board with respect to certain categories of strategic factors: industry performance, market share, product quality, strategic planning and succession planning. The Board viewed these strategic factors as the most critical elements, in addition to the financial metrics used under the plan, to measure the success of the Company.
The table below reflects the amount paid to NEOs under the Officers Incentive Compensation Plan:

Name	Bonus Opportunity	Pre-tax Incentive (1)	ROIC Incentive (2)	Strategic Modifier Incentive (3)	Total Incentive	Amount Paid in Cash (4)	Value Paid in Restricted Stock (4)
Randy J. Potts (5)	$315,877	$95,742	$—	$12,925	$108,667	$72,445	$36,222
Sarah N. Nielsen	148,342	44,962	—	6,070	51,032	34,021	17,011
Robert L. Gossett	146,053	44,269	—	5,976	50,245	33,497	16,748
Daryl W. Krieger	125,448	38,023	—	5,133	43,156	28,771	14,385
William J. O'Leary	148,875	45,124	—	6,092	51,216	34,144	17,072
Raymond M. Beebe (6)	119,448	36,205	—	—	36,205	36,205	—
Robert J. Olson (6)	208,800	63,287	—	—	63,287	63,287	—

(1)	A financial factor of 30.31% of the bonus opportunity was achieved under the Officers Incentive Compensation Plan due to Fiscal 2012 pre-tax performance of $10.1 million.

(2)	No ROIC incentive was achieved for Fiscal 2012 as actual ROIC, as adjusted, was less than 13.8%.

(3)	Company strategic modifier award established at a positive 13.5% of Fiscal 2012 pre-tax incentive.

(4)	Cash payment occurred on October 12, 2012, based on the 2/3 value as presented above. Restricted stock was awarded on October 9, 2012 based on the 1/3 value as presented above.

(5)
Under the 2012 Officers Incentive Compensation Plan, Mr. Potts was eligible for a pro-rated award based upon a 75% award opportunity as CEO and President and a 90% award opportunity as Chairman of the Board, CEO and President based upon annualized base salary and time served in each executive position.

(6)
Mr. Olson as executive Chairman of the Board and Mr. Beebe as retiring Vice President, General Counsel and Secretary remained eligible for awards under the 2012 Officers Incentive Compensation Plan on a pro-rated basis as a result of their retirement and waiver by the Committee.

Beginning with Fiscal 2012, the Committee recommended and the full Board approved a recoupment or "clawback" provision. In part, the clawback provision in the Officers Incentive Compensation Plan provides for the recoupment of incentive compensation paid in the event the Committee reasonably determines that the performance certified by the Committee, and any payment made to a participant with respect to the Officers Incentive Compensation Plan, including the NEOs, was based on the achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, the participant, including the NEOs, will be obligated to repay to the Company such amounts as required under any rules or regulations adopted by the SEC under Section 10D(b)(2) of the Exchange Act, any rules or standards adopted by a national securities exchange on which the Company's equity securities are listed, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and as otherwise may be required under applicable law or Company policy, in each case as determined by the Committee.
Long-Term Incentives. We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between Management objectives and shareholder long-term interests. Our long-term incentives include the Officers Long-Term Incentive Plan (the "Long-Term Incentive Plan") described below, together with long-term incentives provided through grants of stock options in previous fiscal years and restricted stock.
Officers Long-Term Incentive Plan. Our NEOs are eligible for annual incentive awards under the Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Each year, the Committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of restricted shares of the Company's Common Stock in order to encourage stock ownership and promote the Company's long term growth and profitability. Under the Long-Term Incentive Plan, the amount of a NEO's incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets for each participant, as approved by the Board of Directors. NEOs may be entitled to earlier vesting of awards under the Long-Term Incentive Plan in the event of a "Change of Control" (as defined in the Long-Term Incentive Plan), or as otherwise specified by the Committee. See "Potential Payments upon Termination of Change of Control-Long-Term Incentive Plan Payments" below.
The awards for achieving results under these overlapping but separate Long-Term Incentive Plans may vary by each three-year period and by NEO. In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the Committee and approved by the Board of Directors. The Committee has established financial measurements and awards for each specific three-year plan (as defined below). In October 2009, the Committee selected the metric of ROE to be utilized for Long-Term Incentive Plans. The Committee believed that the metric of ROE, which is an additional financial metric separate from the pre-tax income and ROIC metrics utilized under the Officers Incentive Compensation Plan, will provide for a more complete measurement of Management's effectiveness and the value created for shareholders on a long-term basis. In addition, the Committee determined that awards, if any, under the Long-Term Incentive Plans would be made solely in one-year restricted stock in order to encourage stock ownership and promote our long-term growth and profitability.
The formula used to determine ROE for the Long-Term Incentive Plans is to use the average of annual stockholders equity for the three year time-frame as defined by the respective plans divided by the corresponding three year cumulative net income.
The table below reflects the key parameters of each three-year Long-Term Incentive Plan as approved by the Board:

Long-Term Incentive Plans	Date Approved	Bonus Opportunity (1)			ROE (3 year cumulative)			Actual ROE
		Threshold	Target	Maximum	Threshold	Target	Maximum
Fiscal 2010-2012 (the "2010-2012 Plan")	6/24/09	10%	100%	150.0%	12.0%	15.0%	24.0%	20.2%
Fiscal 2011-2013 (the "2011-2013 Plan")	6/23/10	10%	100%	150.0%	10.0%	13.0%	22.0%	(2)
Fiscal 2012-2014 (the "2012-2014 Plan") (4)	6/21/11	10%	100%	150.0%	12.2%	15.3%	21.8%	(3)

(1)
The Long-Term Incentive Plans provides for a bonus of 25% of the annualized base salary to be awarded in restricted stock if the target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participant as defined in the respective plan.

(2)
Estimated future payouts of plan-based awards under the 2011-2013 Plan were reported in the Company's 2011 proxy statement in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure".

(3)
Estimated future payouts of plan-based awards under the 2012-2014 Plan are reported in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure" below.

(4)
A clawback provision, similar to the provision included in the Officers Incentive Compensation Plan, was also included in the Long-Term Incentive Plan Fiscal 2012-2014. See “Annual Incentive Plan” above.

Actual ROE for the 2010-2012 Plan was 20.2%, thus 128.34% of the bonus opportunity was achieved. The table below reflects the amount paid to eligible NEOs under the 2010-2012 Plan:

Name	Target Opportunity (1)	Value of 2010-2012 Plan Award (2)
Randy J. Potts	$52,498	$67,375
Sarah N. Nielsen	55,341	71,024
Robert L. Gossett	54,487	69,927
William J. O'Leary	56,134	72,041

(1)
The Long-Term Incentive Plans provides for a bonus (Target) of 25% of the annualized base salary to be awarded in restricted stock if the Target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participate as of January 2010.

(2)	Restricted stock was awarded on October 9, 2012 based on the value as presented above.
2004 Incentive Compensation Plan. The 2004 Plan was adopted to reward key employees and Non-Employee Directors by providing for certain cash benefits and additional means for those individuals to acquire Common Stock of the Company. The objective of the 2004 Plan is to further the Company's interests and those of our shareholders by providing incentives to key employees and Non-Employee Directors who contribute materially to our success and profitability. Additionally, we believe that the 2004 Plan serves to attract and retain certain key employees and Non-Employee Directors.

The 2004 Plan provides that employees and Non-Employee Directors may receive certain “Stock Awards,” “Performance Awards” and “Stock Options,” each as defined under the 2004 Plan. Terms, conditions and limitations applicable to any awards granted under the 2004 Plan are recommended by the Committee to the Board of Directors.
Insider Trading. With respect to the Company's Insider Trading Policy, the policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information (as defined in the policy) in securities trading. Additionally, pursuant to the Insider Trading Policy, all directors, officers and employees are prohibited at all times from (a) holding any Company securities in a margin account; (b) engaging in any transactions involving puts, calls, or other derivative transactions relating to the Company's securities; and (c) short-selling or pledging securities of the Company.
Restricted Stock. We have utilized restricted stock awards to complement stock options and other 2004 Plan awards as a basis for long-term equity incentive compensation. The Committee recognizes that competitive market practices have resulted in an increased use of restricted stock awards as a part of total executive compensation strategy. Our stock awards are intended to retain and motivate officers or employees, including NEOs, to seek to improve long-term stock market performance and to enhance shareholder value by placing a portion of their compensation at risk and directly tied to our stock price appreciation. The Committee believes that restricted stock grants serve as a critical element of long-term compensation plan design. Restricted stock awards provide for an effective recruitment and retention tool, inspire increased motivation by providing ownership, maintain motivation because of intrinsic value even during periods of stock price fluctuations and further align the interests of Management and the shareholders.
From time to time, we make restricted stock awards to NEOs pursuant to the 2004 Plan. In October 2006, the Committee recommended, and the Board approved, an amendment to the 2004 Plan to reduce the minimum restriction period for non-performance-based stock awards. The Committee believed that one year was the most appropriate minimum restriction period to effectively motivate executives, including the NEOs, and key personnel participants.
Award Grants. On January 11, 2012, the Committee recommended and the full Board of Directors of the Company approved a grant award of 50,000 shares of the Company's restricted common stock under the 2004 Plan, to Mr. Olson, in recognition of his contributions to the Company's success during his 43 years of service. Restriction on the common stock granted to Mr. Olson lapsed on the final day of Mr. Olson's employment, February 24, 2012.
Stock Options. Prior to Fiscal 2007, we provided long-term incentives under the 2004 Plan in the form of stock options granted to NEOs and other key Management personnel. Stock option grants are intended to retain and motivate NEOs to seek to improve long-term stock market performance and enhance shareholder value by placing a portion of their compensation at risk and directly tied to stock price appreciation. No stock options were granted to NEOs in Fiscal 2012.
Under the 2004 Plan, incentive and non-qualified stock options may be granted at any time for new hires, promotions or other compensation-based reasons as determined by the Committee. Previously granted stock option awards were recommended by the Committee and approved by the Board at the regularly scheduled October Board of Directors and Committee meetings following our fiscal year end. Any future stock options are expected to be granted at the closing market price on the date of grant by the Committee and, as such, will only gain value if the price of the Company's Common Stock underlying the stock option increases above the price of the Company's Common Stock on the date of the stock option grant. Prior to Fiscal 2007, stock options were granted at the “prevailing market price” — the mean between the highest and lowest price on the date of the grant. Options are exercisable at such time or times and in such amount or amounts as determined by the Committee, generally vesting and exercisable over a three-year period in one-third increments per year, with the term of stock options extending no more than ten years after the grant date.
In addition, NEOs may be entitled to earlier vesting of stock option awards under the 2004 Plan in the event of a “change in control” (as defined in the 2004 Plan), disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2004 Incentive Compensation Plan Payments” below. Additional vesting rules apply to incentive stock options and non-qualified options under the 2004 Plan pursuant to individual option award agreements entered into between each stock option grantee and the Company on the date of the stock option grant.
Benefits. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance coverage. In addition, employees, including the NEOs, may qualify for company subsidized retiree health care benefits (if hired before April 2001). Employees hired on or after April 1, 2001 and prior to April 1, 2009, while eligible to participate in our retiree health care program at “group rates,” are not eligible for any employer-provided subsidy. Employees hired on or after April 1, 2009 are not eligible to participate in our retiree health care programs as these programs are closed to all employees hired thereafter. Under our Long-Term Disability Plan, salaried employees are eligible for a monthly benefit based upon 60% of pre-disability earnings, up to a maximum monthly benefit of $10,000.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide retirement payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan. We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit

Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation. The Board may, at its discretion, also provide for a Company matching contribution at a rate set by the Committee and approved by the Board on a quarterly basis each calendar year. For Fiscal 2012, the Company made matching contributions equal to $0.20 per $1.00 employee contribution, up to 6% of the base compensation deferred by employees (subject to IRS limits and non-discrimination testing). Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the IRC prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance. In 1988, the Board of Directors approved the adoption of an Executive Split Dollar Life Insurance Program with respect to certain executives. The primary purpose of this insurance was to provide these executives with supplemental retirement income for a period of 15 years after retirement. Additionally, this insurance was intended to provide a liquid asset to heirs of executives to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company's Common Stock to pay estate taxes, which sales might disrupt the market for our shares. We have not offered this insurance as a continuing part of the NEO total compensation package or to other members of Management since 1998 due to regulatory and tax changes that made this program less attractive, but have maintained the benefit for those originally participating in the program. The plan is funded with individual whole life insurance policies owned by the named insured executive. The life insurance premiums were initially paid by the Company on the life of the executives and the executive receives life insurance and supplemental cash payments during the 15 years following retirement. We will “cost recover” materially all of the premiums paid by the Company at the executive's death, as each insured executive has collaterally assigned to us the right to receive proceeds in an amount equal to the total dollar value of premiums paid by the Company.
In 2008, the Board of Directors converted benefits payable under the Executive Split Dollar Life Program to a Supplemental Executive Retirement Plan (SERP) as a result of changes in the tax and accounting regulations and rising administrative costs. The redesign was implemented in order to comply with IRC Section 409A and to control administrative costs. Benefits payable under the redesigned SERP are substantially similar to the Executive Split Dollar Life Insurance Program. However, the underlying life insurance policies previously owned by the named insured executive became company-owned life insurance (COLI) by a release of all interests from the participant and assignment to us as a prerequisite to participation in the SERP and conversion from the Executive Split Dollar Life Insurance Program. Pursuant to the SERP, benefit payments are stated as a particular dollar amount in a participation agreement and paid directly from us, no longer linked to the COLI. This program remains closed to new employee participation.
Executive Share Option Program. We established the Executive Share Option Program in 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase shares of mutual funds invested in companies other than Winnebago Industries. Due to the enactment in 2004 of Section 409A of the IRC, which provided new tax rules for deferred compensation plans, the Executive Share Option Program was frozen effective December 31, 2004. Accordingly, there have been and will be no new deferrals or contributions to the Executive Share Option Program after that date and no new participants may enter the plan. We maintain the account balances as part of the executives' past compensation to be paid in the future in accordance with the terms of the plan, but these accounts are not considered a currently active part of the total compensation package of any NEO participating in the plan.
Deferred Compensation Plan (1981). Under the Winnebago Industries, Inc. Non-Qualified Deferred Compensation Plan (1981) (the “Deferred Compensation Plan (1981)”), executive officers and other key employees were eligible to annually elect to defer a portion of their compensation until retirement. The retirement benefit provided is based upon the amount of compensation deferred and the age of the individual at the time of the deferral, at a rate per annum determined by the Board. Under the plan, a participant generally vests at age 55 and five years of participation in the plan. For deferrals prior to December 1992, vesting occurs at the later of age 55 and five years service from first deferral or 20 years of service. To assist in funding the deferred compensation liability, we invested in corporate-owned life insurance policies. Participants in the plan have the same status as unsecured creditors. In 2001, the Board of Directors elected to freeze this plan to additional participants. We maintain the account balances as part of the executives' past compensation to be paid in the future in accordance with the terms of the plan, but these accounts are not considered a currently active part of the total compensation package of any NEO participating in the plan.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan). In 2006, the Board adopted the Winnebago Industries, Inc. Executive Deferred Compensation Plan (as amended and restated, the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits executive officers, including the NEOs, to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. The Executive Deferred Compensation Plan was amended and restated effective in 2011 to clarify administrative procedures and further substantiate compliance under IRC 409A.
Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The Committee may, from time to time and in its sole and absolute discretion, select the available investments in which a participant's deferred benefit account may be deemed invested (“Available Investments”).

Each participant may designate the Available Investments in which his or her deferred benefit account will be deemed invested, and the percentage of his or her deferred benefit account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her deferred benefit account.
A participant in the Executive Deferred Compensation Plan will, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her deferred benefit account as of the determination date coinciding with such event:

•	date certain (which must be selected by the participant in his or her participation agreement and which cannot be changed except as otherwise provided in the Executive Deferred Compensation Plan);

•	separation from service;

•	disability;

•	death; or

•	change in control.
Under the Executive Deferred Compensation Plan, we are required to pay to the participant (or the participant's beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the participation agreement filed by the participant with the administrator of the Executive Deferred Compensation Plan):

•	a lump-sum payment; or

•
a monthly payment of a fixed amount which shall amortize the participant's Deferred Benefit in equal monthly payments of principal and interest over a period from 2 to 120 months (as selected by the participant on his or her participation agreement); in the event of death, disability or change in control, we are required to pay to the participant (or the participant's beneficiary) the total value of his or her Deferred Benefit in a lump-sum payment.

In the absence of a participant's election as to the form of the payout, a participant's Deferred Benefit account will be paid over a 120-month period.
The Executive Deferred Compensation Plan was established to provide a replacement to several of the executive non-qualified deferred compensation programs that, as described above, were previously frozen. The Committee believed that it was important to provide a current program that would permit executives to defer a portion of their compensation on a voluntary basis to supplement future retirement income due to contribution limitations on our qualified 401(k) Plan.
Perquisites. We provide NEOs with limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. We avoid most of the perquisites provided to executives at many other companies and, as such, we do not provide company cars, an executive dining room, paid country club memberships or paid financial counseling. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
Executive Physical. In an effort to encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
Motor Home Use. We provide each of our executives, including NEOs, an opportunity to utilize our motor homes on a periodic and temporary basis. We encourage the executive to have first hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.
Company Aircraft. Our aircraft is intended to be used only in the conduct of official company business. When our aircraft makes flights in the conduct of company business, NEOs while not on official company business as well as other passengers who are not company employees may occupy seats only when approved by the CEO. Occasionally, spouses or guests of NEOs may accompany the executive on a flight or may occupy an available seat on the aircraft. As appropriate, imputed cost of aircraft use is treated as compensation and reported according to IRS regulations. In Fiscal 2012, none of the NEOs utilized our aircraft for personal use.
Other Matters

Impact of Prior Compensation and Consideration of Company's Fiscal 2011 “Say-on-Pay” Vote. In general, prior compensation did not serve to increase or decrease Fiscal 2012 compensation amounts paid to NEOs. The Committee's primary focus was on achieving the Company's compensation philosophy and objective described above.

The Committee considers the results of the annual shareholder advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company's executive compensation program. As a result of last year's advisory “say-on-pay” vote, which saw a substantial majority (approximately 98%) of the Company's shareholders who cast votes to approve the compensation program described in the proxy statement in connection with the Company's annual meeting held on December 13, 2011, the Committee did not make any material changes to the amounts and types of executive compensation for Fiscal 2012.

Stock Ownership Guidelines. In 1999, the Committee adopted Stock Ownership Guidelines for executives: 400% of annual base salary for the CEO and 250% of base salary for all other NEOs. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special personal circumstances may require an executive officer to depart from the guidelines. None of our NEOs have met the ownership guideline as of October 9, 2012.
Severance Payments. The compensation package of each NEO also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances involving significant reduction of duties or in working conditions. We have entered into change of control agreements with each of the NEOs and certain other executive officers (collectively, “Executive Change of Control Agreements”).
The Executive Change of Control Agreements generally provide that, in the event of a termination of the executive's employment (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive) within three years of a change of control, such executive will receive a cash payment and certain other benefits.
The Committee believes these agreements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives' interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change of Control-Executive Change of Control Agreements” below for additional detail.
We have not provided any executives with special agreements regarding severance with the exception of the Executive Change of Control Agreements referenced above.
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Winnebago Industries Human Resources Committee Report on Compensation Discussion and Analysis shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report
The Human Resources Committee (the “Committee”) discharges the Board's responsibilities relating to compensation of the Company's executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs.
The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report on Compensation Discussion and Analysis portions of the Proxy Statement, as described in the Committee's Charter.
The Compensation Discussion and Analysis has been prepared by Management. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.
The Human Resources Committee of Winnebago Industries, Inc.'s Board of Directors:

•	has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement and the 2012 Form 10-K with Management; and

•
based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2012 Form 10-K.

Human Resources Committee:
Gerald C. Kitch, Chairman
Robert M. Chiusano
Lawrence A. Erickson

Human Resources Committee Interlocks and Insider Participation. The current members of the Human Resources Committee of the Board of Directors, Messrs. Kitch, Chiusano and Erickson, were not at any time during Fiscal 2012 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Human Resources Committee during Fiscal 2012.

Compensation Tables and Narrative Disclosure

SUMMARY COMPENSATION TABLE
The following tables set forth compensation information for our NEOs for services rendered in all capacities to Winnebago Industries and its subsidiaries in Fiscal Years 2012, 2011, and 2010, except that Mr. Potts' 2010 compensation information and Messrs. Gossett and Krieger 2011 and 2010 compensation information is not included as they were not among the NEOs included in the Summary Compensation Table of our proxy statements for those years. Refer to the “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our NEOs and for information relating to executive management changes relating to certain of the NEOs during Fiscal 2012. None of the NEOs received bonus, stock option awards, changes in pension value and above market non-qualified deferred compensation earnings (as defined by the SEC), in Fiscal 2010 through Fiscal 2012.

Name	Year	Salary(1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Randy J. Potts	2012	$381,308	$27,689	$72,445	$2,756	$484,198
Chairman, CEO and President	2011	293,712	190,166	—	3,656	487,534
Sarah N. Nielsen	2012	247,237	14,184	34,021	3,291	298,733
Vice President, CFO	2011	233,662	114,303	—	4,183	352,148
	2010	221,364	12,728	—	3,454	237,546
Robert L. Gossett	2012	243,421	13,965	33,497	5,297	296,180
Vice President, Administration						—
Daryl W. Krieger	2012	209,080	11,995	28,771	2,617	252,463
Vice President, Manufacturing						—
William J. O'Leary	2012	248,126	14,235	34,144	5,353	301,858
Vice President, Product	2011	234,502	114,350	—	5,962	354,814
Development	2010	222,160	12,774	—	5,702	240,636
Raymond M. Beebe	2012	216,002	12,940	36,205	6,878	272,025
Former Vice President, General	2011	245,864	114,989	—	7,202	368,055
Counsel and Secretary	2010	232,924	13,393	—	9,127	255,444
Robert J. Olson	2012	262,785	417,140	63,287	1,938	745,150
Former Executive Chairman	2011	417,600	366,888	—	5,942	790,430
	2010	371,200	27,376	—	4,523	403,099

(1)
See “Compensation Discussion and Analysis-Base Salary” for information relating to certain base salary adjustments in Fiscal 2011 and Fiscal 2012. These amounts also include cash paid for unused vacation upon retirement.

(2)	The table below illustrates the three categories of stock awards as presented above:

Name	Fiscal Year	Non-Performance- Based Stock Grant(a)	Performance-Based Annual Incentive Plans(b)	Performance-Based Long-Term Incentive Plans(c)	Total
Randy J. Potts	2012	$—	$18,589	$9,100	$27,689
	2011	175,370	9,546	5,250	190,166
Sarah N. Nielsen	2012	—	8,035	6,149	14,184
	2011	101,175	7,594	5,534	114,303
	2010	—	7,194	5,534	12,728
Robert L. Gossett	2012	—	7,911	6,054	13,965
Daryl W. Krieger	2012	—	6,795	5,200	11,995
William J. O'Leary	2012	—	8,064	6,171	14,235
	2011	101,175	7,621	5,554	114,350
	2010	—	7,220	5,554	12,774
Raymond M. Beebe	2012	—	6,470	6,470	12,940
	2011	101,175	7,991	5,823	114,989
	2010	—	7,570	5,823	13,393
Robert J. Olson	2012	398,000	7,540	11,600	417,140
	2011	337,250	20,358	9,280	366,888
	2010	—	18,096	9,280	27,376

(a)
These amounts represent non-performance based stock granted pursuant to the 2004 Plan computed in accordance with ASC 718. The grant date fair value of each of the non-performance based awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. No actual restricted stock awards were made to NEOs related to the 2010 and 2011 Officers Incentive Compensation Plans. These amounts represent the fair value of each of the annual performance-based awards required to be paid in restricted stock under the respective annual Officers Incentive Compensation Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the threshold levels of achievement of the performance measures related to the applicable awards for the applicable annual plan. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2012, see "Compensation Discussion and Analysis-Annual Incentive Plan." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2012 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Potts - $228,785; Ms. Nielsen - $98,895; Mr. Gossett - $97,369; Mr. Krieger - $161,632; Mr. O'Leary - $99,250; Mr. Beebe - $79,632; Mr. Olson - $92,800.

(c)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. No actual restricted stock awards were made to NEO's related to the Fiscal 2008-2010 Plan and the Fiscal 2009-2011 Plan. These amounts represent the fair value of each of the performance-based long-term awards required to be paid in stock under the respective Officers Long-Term Incentive Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the threshold levels of achievement of the performance conditions measured as of the grant date. The performance period under the 2011-2013 Plan and the 2012-2014 Plan will not end until August 31, 2013 and August 30, 2014, respectively, and, as such, the actual value of restricted stock grants, if any, will generally depend on the Company's achievement of certain performance measures during these periods. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2012, see "Compensation Discussion and Analysis-Long-Term Incentives." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2012 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Potts - $136,500; Ms. Nielsen - $92,235; Mr. Gossett - $90,812; Mr. Krieger - $161,632; Mr. O'Leary - $92,567; Mr. Beebe - $97,052; Mr. Olson - $174,000.

(3)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2012 Officers Incentive Compensation Plan. No cash awards were made under the 2011 and 2010 Officers Incentive Compensation Plans. See “Compensation Discussion and Analysis” for further discussion on how amounts were determined for Fiscal 2012.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides additional information relating to plan-based awards granted to our NEOs for Fiscal 2012. Actual payouts were made to the NEOs under the 2012 Officers Incentive Compensation Plan ("2012 OICP") as discussed under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

	Plan Name(1)(2)(3)	Grant Date (4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards (5)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Randy J. Potts	2012 OICP	6/21/11	$37,177	$228,785	$457,569	$18,589	$114,392	$228,785	$—
	2014 LTIP	6/21/11	—	—	—	9,100	91,000	136,500	—
Sarah N. Nielsen	2012 OICP	6/21/11	16,071	98,895	197,790	8,035	49,447	98,895	—
	2014 LTIP	6/21/11	—	—	—	6,149	61,490	92,235	—
Robert L. Gossett	2012 OICP	6/21/11	15,823	97,369	194,737	7,911	48,684	97,369	—
	2014 LTIP	6/21/11	—	—	—	6,054	60,541	90,812	—
Daryl W. Krieger	2012 OICP	6/21/11	13,590	83,632	167,264	6,795	41,816	83,632	—
	2014 LTIP	6/21/11	—	—	—	5,200	52,000	78,000	—
William J. O'Leary	2012 OICP	6/21/11	16,128	99,250	198,501	8,064	49,625	99,250	—
	2014 LTIP	6/21/11	—	—	—	6,171	61,711	92,567	—
Raymond M. Beebe	2012 OICP	6/21/11	12,940	79,632	159,264	6,470	39,816	79,632	—
	2014 LTIP	6/21/11	—	—	—	6,470	64,701	97,052	—
Robert J. Olson	2004 Plan	1/11/12	—	—	—	—	—	—	398,000
	2012 OICP	6/21/11	15,080	92,800	185,600	7,540	46,400	92,800	—
	2014 LTIP	6/21/11	—	—	—	11,600	116,000	174,000	—

(1)
2012 OICP refers to our Officers Incentive Compensation Plan Fiscal Period 2012, which targets annual performance against goals established by the Committee. Awards under the 2012 OICP are payable in 2/3 cash and 1/3 restricted stock. The applicable Threshold, Target and Maximum amounts presented above represent such cash and dollar value, respectively, of restricted stock for the 2012 OICP. Under the 2012 OICP, the Committee had discretionary authority to modify the financial factors used in determining amounts payable by plus or minus 20% based upon strategic priorities.

(2)
2014 LTIP refers to our Officers Long-Term Incentive Plan Fiscal Three-Year Period 2012-2014. For each of the NEOs, the Threshold, Target and Maximum amounts under the 2014 LTIP represent potential restricted stock payments that are measured over a three-year performance period from August 28, 2011 through August 30, 2014. See “Compensation Discussion and Analysis-Long-Term Incentive Plans Fiscal 2012-2014” for information regarding the terms of the restricted stock awards, the description of the performance-based vesting conditions and the criteria for determining the amounts payable.

(3)	2004 Plan refers to restricted stock awards made to NEOs under the 2004 Plan, which generally vest over a three-year period in annual one-

third increments beginning in year one after the date of grant.

(4)	With respect to the 2012 OICP and the 2014 LTIP, the Board approved the award opportunities on June 21, 2011, effective as of August 28, 2011.

(5)
The grant date fair value of restricted stock awards granted on January 11, 2012 is computed in accordance with ASC Topic 718. Restricted stock granted to Mr. Olson vested immediately with the restricted period expiring on the date of his retirement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement. However, each NEO has an Executive Change of Control Agreement that provides the executive with three-year severance benefits in the event he or she ceases to be employed by the Company within three years of a “Change of Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.
Base Salary
In general, the Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the “Compensation Discussion and Analysis-Base Salary” above.
Stock Awards
The only non-incentive based stock awards granted under the 2004 Plan during Fiscal 2012 was 50,000 shares of restricted stock awarded to Mr. Olson in January 2012. Descriptions of these types of grants and the reason for these types of grants are discussed in “Compensation Discussion and Analysis—2004 Incentive Compensation Plan.” Grants of restricted stock and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary Compensation Table, begin vesting in annual increments of one-third after one year from the date of grant for restricted stock grants. Restricted Stock grants and stock option awards are subject to earlier vesting in the event of a Change of Control or termination of employment, as set forth in the section “Potential Payment upon Termination or Change of Control” below.
Annual Incentive Plan
In addition to base salary, each NEO is eligible to receive, subject to certain financial performance metrics, a target annual incentive cash and restricted stock award equal to a percentage of his or her annual base salary, which is discussed in the “Compensation Discussion and Analysis-Annual Incentive Plan” above.
Long-Term Incentive Plans
This element of compensation, including payouts made in Fiscal 2012, is described in the “Compensation Discussion and Analysis-Long-Term Incentives” above.
See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership guidelines, incentive compensation awards, and allocations between short-term and long-term compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 25, 2012:

	Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Option Exercise Price(3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Randy J. Potts	4,000	26.50	10/15/13
	4,500	31.48	10/13/14
	4,000	26.93	10/12/15
	12,500			8,667	$95,424

Sarah N. Nielsen	12,500	32.35	11/14/15
				5,000	55,050

Robert L. Gossett	4,800	18.25	10/08/12
	4,242	26.50	10/15/13
	12,500	31.48	10/13/14
	8,334	26.93	10/12/15
	29,876			5,000	55,050

Daryl W. Krieger	4,500	31.48	10/13/14
	2,667	26.93	10/12/15
	7,167			5,000	55,050

William J. O'Leary	15,000	26.50	10/15/13
	12,500	31.48	10/13/14
	12,500	26.93	10/12/15
	40,000			5,000	55,050

Raymond M. Beebe	15,000	26.50	10/15/13
	12,500	31.48	10/13/14
	12,500	26.93	10/12/15
	40,000			—	—

Robert J. Olson	8,746	18.25	10/08/12
	15,000	26.50	10/15/13
	9,323	31.48	10/13/14
	8,787	26.93	10/12/15
	41,856			—	—

(1)	Represents Company stock options awarded to NEOs prior to Fiscal 2007 under the 2004 Plan and the 1997 Plan. No stock options were awarded to NEOs in Fiscal 2012.

(2)	Unvested restricted stock awarded to NEOs in Fiscal 2011 pursuant to the 2004 Plan.

(3)
All stock options were granted under the 2004 Plan and the 1997 Plan with the exercise price equal to the mean of the highest and lowest price of the Company's Common Stock, as quoted on the NYSE, on the date of the grant.

(4)
Shares of restricted stock generally vest in one-third increments beginning one year from the March 23, 2011 date of grant. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.

(5)
Amount is calculated by multiplying the number of restricted shares that have not vested by the closing price of the Company's Common Stock ($11.01) as quoted on the NYSE on August 24, 2012, the last trading day of Fiscal 2012.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides the amounts received upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy J. Potts	—	—	4,333	41,900(2)
Sarah N. Nielsen	—	—	2,500	24,175(2)
Robert L. Gossett	—	—	2,500	24,175(2)
Daryl W. Krieger	—	—	2,500	24,175(2)
William J. O'Leary	—	—	2,500	24,175(2)
Raymond M. Beebe	—	—	7,500	67,325(3)
Robert J. Olson	—	—	75,000	708,000(4)

(1)	None of the NEOs exercised stock options to purchase shares of the Company's Common Stock in Fiscal 2012.

(2)
The amount is calculated by multiplying the number of restricted shares vested in Fiscal 2012 by the closing market price of $9.67 of the Company's Common Stock as quoted on the NYSE on the vesting date of March 23, 2012.

(3)
For Mr. Beebe, the amount is calculated by multiplying the number of restricted shares vested in Fiscal 2012 by the closing market price of$9.67 and $8.63 of the Company's Common Stock as quoted on the NYSE on the vesting dates of March 23, 2012 and June 1, 2012, respectively.

(4)
For Mr. Olson, the amount is calculated by multiplying the number of restricted shares vested in Fiscal 2012 by the closing market price of$9.44 of the Company's Common Stock as quoted on the NYSE on the vesting date of February 24, 2012.

NON-QUALIFIED DEFERRED COMPENSATION TABLE
The following table discloses contributions, earnings and balances under non-qualified deferred compensation plans for each NEO.

Name	Plan Name	Executive Contributions in Last FY(1)	Executive Distributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Balance at Last FYE(3)
Randy J. Potts (4)	Executive Share Option Program	$—	$—	$7,176	$48,318
Sarah N. Nielsen(4)	Executive Deferred Compensation Plan	—	—	269	1,718
Robert L. Gossett (4)	Executive Share Option Program	—	—	125,597	732,417
	Executive Deferred Compensation Plan	—	—	708	10,995
Daryl W. Krieger	Executive Share Option Program	—	—	3,039	18,691
William J. O'Leary(4)	Supplemental Executive Retirement Plan (SERP)	—	—	7,287	131,167
	Executive Share Option Program	—	—	35,792	208,243
Raymond M. Beebe	Deferred Compensation Plan (1981)	—	36,477	185,825	3,246,425
	Supplemental Executive Retirement Plan (SERP)	—	—	31,514	787,857
	Executive Deferred Compensation Plan	1,500	—	7,483	64,401
	Executive Share Option Program	—	—	163,749	1,026,443
Robert J. Olson	Deferred Compensation Plan (1981)	—	32,546	55,222	943,828
	Supplemental Executive Retirement Plan (SERP)	—	—	7,850	282,588
	Executive Share Option Program	—	980,814	—	—

(1)
In Fiscal 2012, Mr. Beebe was the only NEO that contributed to the Executive Deferred Compensation Plan. This amount is also included in the amount designated as "Salary" in the Summary Compensation Table.

(2)
Mr. Olson's and Mr. Beebe's amount under the Deferred Compensation Plan (1981) represents the additional vesting earned in Fiscal 2012. As of August 25, 2012, the change under the Supplemental Executive Retirement Plan (SERP) represents additional vesting earned in Fiscal 2012. The change under the Executive Share Option Program represents the change in the market price of the financial instruments from August 27, 2011 to August 25, 2012 in each of such NEO's account. The amount under "Aggregate Earnings in Last FY" for the Executive Deferred Compensation Plan represents the change in the market price of the underlying investments from August 27, 2011 to August 25, 2012.

(3)
The dollar amount under the Deferred Compensation Plan (1981) for Mr. Olson and Mr. Beebe represents the total 15 year payouts less payments made in Fiscal 2012 based on the respective Early Retirement Benefit. This plan was frozen as of 2001. Mr. O'Leary's dollar amount under SERP represents his benefit amounts adjusted for his current age (not age 65 yet) based on the early retirement formula in the plan. The dollar amount under the Executive Share Option Program represents the market price of the financial instruments as of August 25, 2012 in each of such NEO's account. The dollar amount under the Executive Deferred Compensation Plan represents the market price of the financial instruments as of August 25, 2012 in Ms. Nielsen's and Mr. Gossett's accounts.

(4)
Messrs. Potts, Gossett, and O'Leary elected not to participate in the Deferred Compensation Plan (1981). The Board of Directors elected to freeze this plan to additional participants in 2001; therefore, Ms. Nielsen and Mr. Krieger could not participate.

The Executive Share Option Program was established in 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase mutual funds invested in companies other than Winnebago Industries. The Executive Share Option Program was frozen effective December 31, 2004. Accordingly, no new deferrals or contributions to the Executive Share Option Program have been made after that date and no new participants may enter the plan.

The Deferred Compensation Program Plan (1981) permitted key employees to annually elect (via individual contracts) to defer a portion of their compensation until their retirement. The plan has been closed to any additional deferrals since January 2001. The retirement benefit to be provided is based upon the amount of compensation deferred and the age of the individual at the time of the contracted deferral. To assist in funding the deferred compensation liability, we invested in corporate-owned life insurance policies. See “Compensation Discussion and Analysis-Deferred Compensation Plan (1981)” above for a description of this plan.

The Executive Deferred Compensation Plan permits NEOs to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan was effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. See “Compensation Discussion and Analysis-Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” for a description of this plan.

Supplemental Executive Retirement Plan (SERP) - In 1988, the Board of Directors approved the adoption of an Executive Split Dollar Life Insurance Program with respect to certain executives. In October 2008, the Board of Directors took action to convert the Executive Split Dollar Life Insurance Program to the SERP as a result of changes in the tax and accounting regulations and rising administrative costs. See “Compensation Discussion and Analysis-Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance” above for a description of this plan.

Potential Payments upon Termination or Change of Control

Executive Change of Control Agreements

During Fiscal 2001, the Board of Directors approved Executive Change of Control Agreements for certain executive officers and, at later dates, approved agreements for certain other executive officers, including NEOs, not previously a party to an Executive Change of Control Agreement. In December 2008, the Board of Directors approved amendments to the Executive Change of Control Agreements primarily to comply with the enactment of IRC Section 409A, while still preserving material terms of the Company's agreement with each executive (the Executive Change of Control Agreements, as amended, “Agreements”).

The purpose of the Agreements is to reinforce and encourage executives to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. The Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control. This multiple was arrived at through an analysis of certain Compensation Peers change of control agreements at the time these agreements were initially developed.

In addition, under the Agreements, if it is determined that any payment or distribution made to the executive would be subject to a federal excise tax, we would pay to the executive an additional payment (a “gross-up benefit”) so that he or she would not be subject to a net reduction in compensation due to the imposition of the excise tax.

Under the Agreements, a “Change of Control” occurs when (i) any person becomes an “acquiring person” (as defined below) or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of our Board of Directors; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of our Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any acquiring person or of any such acquiring person's affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. An "acquiring person" means any person or any individual or group of affiliates or associates of such person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following the date of that person's agreement.

Annual Incentive Plan Payments

In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan), participants are entitled to receive awards within 15 days of the effective date of the Change in Control based upon the Committee's estimate of our financial performance through the end of the fiscal year in which such Change in Control occurs. A participant must be employed by the Company at the end of the fiscal year to be eligible for annual incentive payments, except for a Change in Control as described above or as determined by the Committee for normal retirement, disability and death.

Long-Term Incentive Plan Payments

In the event of a “Change in Control” (as defined in each of the Long-Term Incentive Plans) participants are entitled to receive awards within 15 days of the effective date of the Change in Control based on the Committee's estimate of our financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except for a Change in Control as described above or as waived by the Committee.

2004 Incentive Compensation Plan Payments

Restricted Stock. Pursuant to restricted award agreements entered into by each NEO, unvested awards of restricted stock will immediately vest to NEOs under the following circumstances:

•
if a NEO's termination of employment is due to his or her retirement and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest if the participant is at least 60 years of age;

•
if the NEO's termination of employment is due to his or her disability (as defined in the 2004 Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company or any subsidiary, any unvested awards of restricted stock shall immediately vest.

In addition, any restricted shares that are not vested under the 2004 Plan will vest upon a “Change of Control” (as defined in the 2004 Plan) of the Company. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any awards held by such grantee will terminate and thereafter, be null and void.

Stock Options

Any options not vested under the 2004 Plan will vest upon a “Change of Control” (as defined in the 2004 Plan) of the Company, pursuant to the terms of the 2004 Plan. In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:

•
if the NEO's termination of employment is due to his or her retirement, and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of three months following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options;

•
if the NEO's termination of employment is due to his or her disability and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of one year following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company, the options shall become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of one year following such termination of employment and shall thereafter, terminate, for both incentive and non-qualified stock options.

In the event that a NEO ceases to be employed by the Company other than because of retirement, disability or death or if retirement, disability or death occurs before the NEO has completed five consecutive years of employment with the Company, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate and the NEO may exercise any options in which he or she is vested at the date of termination of employment for a period of three months following such date of termination of employment.

ESTIMATED CHANGE OF CONTROL OR TERMINATION PAYMENTS AND BENEFITS AT THE END OF FISCAL 2012
The tables below reflect the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 25, 2012, at the executive's compensation and service levels as of that date, and are estimates of the amounts that would be payable to the NEOs in each scenario and do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and amount of the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's Common Stock and the executive's age.
Actual payments relating to the Officers Incentive Compensation Plan Fiscal Period 2012 and the Long-Term Incentive Plan Fiscal 2010-2012 are illustrated in the "Compensation Discussion and Analysis" section above; payments under these plans occurred in October 2012. Additionally, estimates related to the Long-Term Incentive Plan Fiscal 2011-2013 and Long-Term Incentive Plan Fiscal 2012-2014 are illustrated in the tables below.

NAMED EXECUTIVE: RANDY J. POTTS (1)

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (2)	$—	$—	$1,105,320	$—	$—
Annual Incentives:
Annual Incentive Plan (3)	108,667	108,667	(Included Above)	108,667	108,667
Long-Term Incentives:
LTIP (4)	67,375	273,184	273,184	67,375	67,375
Restricted Stock: (5)
Accelerated Vesting	95,424	95,424	95,424	95,424	95,424
Deferred Compensation Plans:
Executive Share Option Program (6)	48,318	48,318	48,318	48,318	48,318
Total Benefits	$319,784	$525,593	$1,522,246	$319,784	$319,784

(1)	As of August 25, 2012, Mr. Potts had not qualified for early retirement.

(2)
Severance upon a Change of Control for Mr. Potts equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2010-2012 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2010-2012 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2011-2013 and the 2012-2014 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $11.01 per share on August 24, 2012, the last trading day of Fiscal 2012.

(6)	Represents market value balance as of August 24, 2012 for the Executive Share Option Program reduced by the exercise price (frozen program).

NAMED EXECUTIVE: SARAH N. NIELSEN (1)

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(2)	$—	$—	$845,699	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	51,032	51,032	(Included Above)	51,032	51,032
Long-Term Incentives:
LTIP(4)	71,024	242,108	242,108	71,024	71,024
Restricted Stock:(5)(6)
Accelerated Vesting	55,050	55,050	55,050	55,050	55,050
Deferred Compensation Plans:
Executive Deferred Compensation Plan(7)	1,718	1,718	1,718	1,718	1,718
Total Benefits	$178,824	$349,908	$1,144,575	$178,824	$178,824

(1)	As of August 25, 2012, Ms. Nielsen had not qualified for early retirement.

(2)
Severance upon a Change of Control for Ms. Nielsen equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2010-2012 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2010-2012 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2011-2013 and the 2012-2014 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $11.01 per share on August 24, 2012, the last trading day of Fiscal 2012.

(6)	Stock grants under the 2004 Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.

(7)	Represents market value balance as of August 24, 2012.

NAMED EXECUTIVE: ROBERT L. GOSSETT (1)

			Change of Control
Executive Payments and Benefits Upon	Retirement(1)	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (2)	$—	$—	$—	$839,131	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	50,245	50,245	50,245	(Included Above)	50,245	50,245
Long-Term Incentives:
LTIP(4)	69,927	69,927	238,371	238,371	69,927	69,927
Restricted Stock: (5)(6)
Accelerated Vesting	55,050	55,050	55,050	55,050	55,050	55,050
Deferred Compensation Plans:
Executive Share Option Program (7)	732,417	732,417	732,417	732,417	732,417	732,417
Executive Deferred Compensation Plan(8)	10,995	10,995	10,995	10,995	10,995	10,995
Total Benefits	$918,634	$918,634	$1,087,078	$1,875,964	$918,634	$918,634

(1)	As of August 25, 2012, Mr. Gossett had qualified for early retirement.

(2)
Severance upon a Change of Control for Mr. Gossett equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2010-2012 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2010-2012 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2011-2013 and the 2012-2014 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $11.01 per share on August 24, 2012, the last trading day of Fiscal 2012.

(6)	Stock grants under the 2004 Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.

(7)	Represents market value balance as of August 24, 2012 for the Executive Share Option Program reduced by the exercise price (frozen program).

(8)	Represents market value balance as of August 24, 2012.

NAMED EXECUTIVE: DARYL W. KRIEGER (1)

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (2)	$—	$—	$603,802	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	43,156	43,156	(Included Above)	43,156	43,156
Long-Term Incentives:
LTIP(4)	—	145,612	145,612	—	—
Restricted Stock: (5)(6)
Accelerated Vesting	55,050	55,050	55,050	55,050	55,050
Deferred Compensation Plans:
Executive Share Option Program (7)	18,691	18,691	18,691	18,691	18,691
Total Benefits	$116,897	$262,509	$823,155	$116,897	$116,897

(1)	As of August 25, 2012, Mr. Krieger had not qualified for early retirement.

(2)
Severance upon a Change of Control for Mr. Krieger equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)	Represents the entire amount of LTIP incentive estimated to be payable under the 2011-2013 and the 2012-2014 Officers Long-Term Incentive Plans.

(5)	Represents the intrinsic value of stock grants based on our closing stock price of $11.01 per share on August 24, 2012, the last trading day of Fiscal 2012.

(6)	Stock grants under the 2004 Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.

(7)	Represents market value balance as of August 24, 2012.

NAMED EXECUTIVE: WILLIAM J. O'LEARY

			Change of Control
Executive Payments and Benefits Upon	Retirement	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (1)	$—	$—	$—	$854,563	$—	$—
Annual Incentives:
Annual Incentive Plan(3)	51,216	51,216	51,216	(Included Above)	51,216	51,216
Long-Term Incentives:
LTIP(4)	72,041	72,041	244,592	244,592	72,041	72,041
Restricted Stock: (4)(5)
Accelerated Vesting	55,050	55,050	55,050	55,050	55,050	55,050
Deferred Compensation Plans:
SERP (6)(7)	131,167	131,167	131,167	131,167	131,167	131,167
Executive Share Option Program (8)	208,243	208,243	208,243	208,243	208,243	208,243
Total Benefits	$517,717	$517,717	$690,268	$1,493,615	$517,717	$517,717

(1)
Severance upon a Change of Control for Mr. O'Leary equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control.

(2)	Represents the intrinsic value of stock grants based on our closing stock price of $11.01 per share on August 24, 2012, the last trading day of Fiscal 2012.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2010-2012 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2010-2012 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2011-2013 and the 2012-2014 Officers Long-Term Incentive Plans.

(5)	Stock grants under the 2004 Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.

(6)	As of August 25, 2012, Mr. O'Leary had qualified for early retirement.

(7)	Represents estimated Annual Income Option reflecting 15 years of payout as of August 2011 for the Supplemental Executive Retirement Plan adjusted by the early retirement formula (frozen program).

(8)	Represents market value balance as of August 24, 2012 for the Executive Share Option Program reduced by the exercise price (frozen program).

NAMED EXECUTIVE: RAYMOND M. BEEBE

Executive Payments and Benefits Upon	Retirement (1)
Annual Incentives:
Annual Incentive Plan (2)	$36,205
Deferred Compensation Plans:
Deferred Compensation Plan (1981) (3)	3,246,425
SERP (4)	787,857
Executive Share Option Program (5)	1,026,443
Executive Deferred Compensation Plan (6)	64,401
Total Benefits	$5,161,331

(1)	As of August 25, 2012, Mr. Beebe had retired.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)
This plan was frozen in 2001. This amount reflects the total of the 15 years of payout based on the Normal Retirement Benefit, plus a 6% per year crediting rate established by the Board which is applied to each year worked past age 65. See "Deferred Compensation Plan (1981)."

(4)
Represents estimated Annual Income Option reflecting 15 years of payout as of August 2012 for the Supplemental Executive Retirement Plan (frozen program). The Normal Retirement Benefit stated in the Participation Agreement shall be increased by 5% for each full year of continuous service performed by the Participant for the Company after the Normal Retirement Date.

(5)	Represents market value balance as of August 24, 2012 for the Executive Share Option Program reduced by the exercise price (frozen program).

(6)	Represents market value balance as of August 24, 2012.

NAMED EXECUTIVE: ROBERT J. OLSON

Executive Payments and Benefits Upon	Retirement (1)
Annual Incentives:
Annual Incentive Plan (2)	$63,287
Deferred Compensation Plans:
Deferred Compensation Plan (1981) (3)	943,828
SERP (4)	282,588
Total Benefits	$1,289,703

(1)	As of August 25, 2012, Mr. Olson had retired.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)	This plan was frozen in 2001. This amount reflects the total of the 15 years of payout based on the Early Retirement Benefit. See "Deferred Compensation Plan (1981)."

(4)
Represents estimated Annual Income Option reflecting 15 years of payout as of August 2012 for the Supplemental Executive Retirement Plan (frozen program). The Normal Retirement Benefit stated in the Participation Agreement shall be increased by 5% for each full year of continuous service performed by the Participant for the Company after the Normal Retirement Date.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 31, 2013
Deloitte & Touche LLP (“Deloitte & Touche”) was appointed by the Audit Committee as our independent registered public accountants for the fiscal year ending August 31, 2013. We are asking our shareholders to ratify the appointment of Deloitte & Touche. Deloitte & Touche has served as our independent registered public accountants for over 25 years. For a description of the fees for services rendered by Deloitte & Touche in Fiscal 2012 and Fiscal 2011, and a description of our policy regarding the approval of independent registered public accountants provisions of audit and nonaudit services, see “Independent Registered Public Accountants Fees and Services” below.
Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING AUGUST 31, 2013.

ITEM 3

PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE "SAY ON PAY" VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Board to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the "Say on Pay" vote.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in the Proxy Statement is appropriate based upon the performance of the Company.

While the Board of Directors and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE EXECUTIVE COMPENSATION AS OUTLINED IN THE PROXY STATEMENT FOR THE REASONS DISCUSSED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS ITEM, UNLESS A SHAREHOLDER INDICATES OTHERWISE IN VOTING THE PROXY.

OTHER MATTERS
The Board of Directors does not know of any matter, other than the election of directors, the advisory approval of executive compensation, and the ratification of the appointment of independent registered public accountants, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

REPORT OF THE AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board of Directors, Committees of the Board and Corporate Governance-Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.
The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the Fiscal 2012

Form 10-K with Management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee hereby reports as follows:

•
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 25, 2012 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.'s Management.

•
The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•
Based on the review and discussion referred to in the first and third bullet points above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.'s Fiscal 2012 Form 10-K, for filing with the SEC.

A copy of the Audit Committee Charter, as last amended as of December 20, 2010 is available on the Company's Web Site at http://www.winnebagoind.com/governance.html and in print free of charge to any shareholder who requests a copy in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 60436.

The Audit Commitee:
Lawrence A. Erickson (Chair)
Irvin E. Aal
Jerry N. Currie
Mark T. Schroepfer

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche served as our independent registered public accountants in Fiscal 2012. Deloitte & Touche is an independent registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”). Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of our annual financial statements for fiscal years ended August 25, 2012 and August 27, 2011, and fees billed for other services rendered by Deloitte & Touche during those periods.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$555,000	$500,000
Audit-Related Fees (2)	126,313	49,307
Tax Fees (3)	110,110	74,825
All Other Fees	—	—
Total	$791,423	$624,132

(1)	Professional services provided for the audit of our annual financial statements and review of our quarterly financial statements.

(2)
Consultation regarding internal controls optimization and new regulatory standards (Fiscal 2012), accounting related to the purchase of substantially all assets of SunnyBrook RV, Inc. (Fiscal 2011) and fees for the benefit plan audit (Fiscal 2012 and 2011).

(3)	Professional services related to tax compliance and tax planning.

The Audit Committee considered whether the provision of tax, benefit plan audit and accounting consulting services by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche and concluded that the independence of Deloitte & Touche is not compromised by the provision of such services.

Policy Regarding the Approval of Independent Registered Public Accountants Provision of Audit and Nonaudit Services - The Audit Committee Charter requires the Audit Committee to pre-approve the fees and other significant compensation to be paid to the independent registered public accountants as well as pre-approve all nonaudit engagements with the independent registered public accountants. The Audit Committee shall consult with Management but shall not delegate these responsibilities, except that pre-approvals of nonaudit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy 100% of the fees, if any, for services covered under the captions “Audit-Related Fees", “Tax Fees” and “All Other Fees” for Fiscal 2012 and Fiscal 2011.

FISCAL YEAR 2013 SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at our Annual Meeting following Fiscal 2013, scheduled for December 17, 2013 and desires that the proposal be included in our 2013 proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at our principal executive offices no later than June 24, 2013.
Our By-Laws and the Directors Nomination Policy require that in order to nominate persons to our Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company's Common Stock who may also submit nominations in accordance with the procedures in the Director Nomination Policy and except as otherwise provided in our By-Laws.
The By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in our By-Laws. This notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting. As to any proposal that a shareholder intends to present to shareholders without inclusion in our proxy statement for our annual meeting following Fiscal 2013, the proxies named in Management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5% of the Common Stock, to recommend nominees for director are set forth in the Director Nomination Policy, a copy of which is attached hereto as Appendix A and the By-Laws. A copy of our By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL
Deloitte & Touche has been selected by the Audit Committee as our independent registered public accountants for the current fiscal year by the Audit Committee. Deloitte & Touche has been our accountants for more than 25 years. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
The cost of this proxy solicitation will be borne by us. Solicitation will be made primarily through the Internet and the use of the mail, but our officers, directors or regular employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.
A copy of our Annual Report for the fiscal year ended August 25, 2012, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.
A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.
FOR INFORMATION ABOUT US, INCLUDING OUR ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET - http://www.winnebagoind.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.
As of the date of this Proxy Statement, Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

October 23, 2012	/s/ Scott C. Folkers
Scott C. Folkers
Secretary

Appendix A
WINNEBAGO INDUSTRIES, INC.
NOMINATION OF DIRECTORS
The Nominating and Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.
RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third-party search firms and other sources. Under the terms of our By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at our principal executive offices not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5 percent of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in our By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on our books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all of our shareholders in accordance with applicable laws and By-Laws and (b) comply with our Code of Ethics.

2.
5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5 percent of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5 percent of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at our principal executive offices not later than 120 days prior to the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in our By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on our books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in our proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all our shareholders in accordance with applicable laws and our By-Laws and (b) comply with our Code of Ethics.

3.
DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	ability to develop a good working relationship with other Board members and contribute to the Board's working relationship with our senior management; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in our best interests and those of our shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

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4.
INDEPENDENCE. The Committee believes and it is our policy that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)
has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;

(5)
(A) is not a current partner or employee of a firm that is the Company's internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company's internal or external auditor and who personally works on the Company's audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time.

(6)
is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)
is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or 2 percent of such other company's consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)
is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization's total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

(1)
Any payments by the Company to a director's primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

(2)	The aggregate amount of such payments must not exceed 2 percent of the Company's consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director's spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

5.
NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the

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purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.
CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)a third-party search firm used by or on behalf of the Company; and
(3)any other specified source.

7.
MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company's Web Site in accordance with the Company's Corporate Governance Policy.

9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

September 11, 2008

3

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Three Ways to Appoint Your Proxy to Vote
To appoint your proxy electronically by telephone:
1-800-560-1965
1)   Read the Proxy Statement and have the proxy card below at hand.
2)   Call 1-800-560-1965.
3)   Follow the instructions.
To appoint your proxy electronically via the Internet: www.eproxy.com/wgo/
1)  Read the Proxy Statement and have the proxy card below at hand.
2)  Go to website www.eproxy.com/wgo/.
3)  Follow the instructions provided on the website.
To appoint your proxy by mail
1)  Read the Proxy Statement.
2)  Check the appropriate boxes on the proxy card below.
3)  Sign and date the proxy card.
4)  Return the proxy card in the envelope provided.
The deadline for voting is 12:00 p.m. (CST) on Monday, December 17, 2012.

Your Vote is Important
Do not return this proxy card if you appoint your proxy to vote by telephone or Internet. Your electronic appointment of a proxy by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1.	Election of Class I directors:	01	Irvin E. Aal	☐	Vote FOR	☐	Vote WITHHELD
		02	Martha T. Rodamaker		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Winnebago Industries, Inc. Independent Registered Public Accountants for our fiscal year 2013.			☐ For ☐ Against ☐ Abstain

3.	Advisory approval of executive compensation, (the "say on pay" vote).			☐ For ☐ Against ☐ Abstain

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS Tuesday, December 18, 2012 4:00 p.m. Central Standard Time Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa

RIVER
K-WAY CONOCO GAS MART
PIZZA HUT
FOREST CITY 15 MILES
MINNEAPOLIS, MN
NORTH
SECOR AVE.
HIGHWAY #69
DOWNTOWN FOREST CITY
GOLDIES CONOCO
KUM AND GO GAS STATION
CASEY'S GENERAL STORE
EAST J STREET
SCHNEBLEY'S SERVICE CENTER
INTERSTATE I-35
WINNEBAGO INDUSTRIES INC.
4TH STREET
HIGHWAY #69
GATE #3
WIT & VISITOR INFORMATION CENTER
GATE #2
THE LODGE
WINNEBAGO RIVER
DES MOINES, IA
CRYSTAL LAKE ROAD
GATE #1
WINNEBAGO INDUSTRIES, INC. SOUTH OFFICE COMPLEX THEATER
WINNEBAGO INDUSTRIES ACTIVITY COMPLEX
WINNEBAGO FRIENDSHIP HALL
SIDS CONOCO GAS MART
SUPER 8 MOTEL
B-14
AIRPORT

DIRECTIONS:
1)  From I-35
* From I-35, take exit number 203, and turn right (West) on IA-9 towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.
2)  From I-80
 * From I-80, take exit number 137B, turning on to I-35 North towards Minneapolis.
 * Take exit number 203, IA-9 (West) towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.
3)  From I-90
 * From I-90, take exit number 159A, turning on to I-35 South towards Albert Lea.
 * Exit I-35 on exit number 203, IA-9 right (West) towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.

Winnebago Industries, Inc. Forest City, Iowa	proxy
Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting on December 18, 2012.
The undersigned hereby appoints Randy J. Potts and Scott C. Folkers, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa on the 18th day of December, 2012, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

(Continued, and to be signed and dated, on the other side.)